Señor Notario:	Mr. Notary,

Sírvase usted extender en su Registro de Escrituras Públicas una de Retro-Arrendamiento Financiero, que celebran, de una parte:	Please enter in your Registry of Public Deeds, one of Leaseback, granted by:

BANCO INTERNACIONAL DEL PERÚ S.A.A.- INTERBANK con Registro Único de Contribuyente No. 20100053455, con domicilio en Avenida Carlos Villarán No. 140, Urbanización Santa Catalina, distrito de La Victoria, provincia y departamento de Lima, debidamente representada por el señor [ ], identificado con Documento Nacional de Identidad No. [  ] y por el señor Carlos Manuel Gómez de la Torre Perochena, identificado con DNI No. 29616/885, según poderes que corren inscritos en los Asientos [  ] y C00165 respectivamente de la partida registral No. 11009129 del Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao, a la que en lo sucesivo se denominará la LOCADORA; y, de la otra parte,

BANCO INTERNACIONAL DEL PERÚ S.A.A. - INTERBANK with Taxpayer Identification Number 20100053455, domiciled at Avenida Carlos Villarán No. 140, Urbanización Santa Catalina, district of La Victoria, province and department of Lima, duly represented by  [•], identified with National Identity Card No. [•] and by Carlos Manuel Gómez de la Torre Perochena, identified with National Identity Card No. 29616/885, under power registered in file [  ] and C00165 respectively of the Entry No. 11009129 of the Legal Entities Register of Lima and Callao Public Records Office, hereinafter called the LESSOR; and,

PURE BIOFUELS DEL PERÚ S.A.C., con Registro Único de Contribuyente No. 20513251506, con domicilio en Avenida Canaval y Moreyra No. 380, oficina 402, Distrito de San Isidro, Provincia y Departamento de Lima, debidamente representada por el señor [•], identificado con Documento Nacional de Identidad No. [•], según poder otorgado en Junta General de Accionistas de fecha 21 de mayo de 2009 y que se encuentra en proceso de inscripción con el título No. 2009-[•], en el Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao, a la que en lo sucesivo se denominará la ARRENDATARIA, en los términos y condiciones siguientes:

PURE BIOFUELS DEL PERÚ S.A.C., with Taxpayer Identification Number 20513251506, domiciled at Canaval y Moreyra No. 380, office 402, District of San Isidro, Province and Department of Lima, duly represented by Mr. [•], identified with National Identity Card No. [•], under power registered in Entry [•] of the Legal Entities Register of Lima and Callao Public Records Office, hereinafter called the LESSEE, under the following terms and conditions:

DEL MARCO NORMATIVO Y DE LAS DEFINICIONES EMPLEADAS	LEGAL FRAMEWORK AND DEFINITIONS USED
PRIMERA.-	FIRST.-

1.1      La LOCADORA es una empresa del Sistema Financiero regida por la Ley General del Sistema Financiero, del Sistema de Seguros y AFP y orgánica de la Superintendencia de Banca y Seguros, Ley No. 26702 y sus modificatorias, reglamentarias y complementarias, autorizada a efectuar operaciones de arrendamiento financiero y retro-arrendamiento financiero.

1.1      The LESSOR is a Financial System company governed by the General Law of the Financial and Insurance System and Pension Fund Association and Organic Law of the Superintendency of Banking and Insurance, Law No. 26702 and its regulatory and complementary amendments, authorized to carry out leasing and leaseback operations.

1.2      El presente Contrato se celebra al amparo del Decreto Legislativo No. 299, con las modificaciones que en su caso fueran dispuestas por la Ley No. 27394, el Decreto Legislativo No. 915 y la Ley No. 27804, del Decreto Supremo No. 559-84-EFC y de las demás disposiciones legales aplicables a los contratos de arrendamiento financiero (en adelante, las “Normas Aplicables”), y se rige, en lo que no contravenga disposiciones imperativas de las Normas Aplicables, por las normas contractuales contenidas en el presente instrumento.

1.2      This Agreement is executed under Legislative Decree No. 299, with amendments provided, if applicable, by the Law No. 27394, Legislative Decree No. 915 and Law No. 27804 of the Supreme Decree No. 559-84-EFC and other statutory provisions applicable to leasebacks (hereinafter the “Applicable Standards”), while it does not contravene mandatory provisions of Applicable Standards, and is governed by the contracting standards contained herein.

1.3      La ARRENDATARIA declara que toda la información y documentación proporcionada por la misma para la ejecución del presente Contrato tiene carácter de declaración jurada y, por tanto, será de aplicación lo establecido por el artículo 179° de la Ley No. 26702.

1.3      The LESSEE declares that all information and documentation provided for the execution hereof is in the nature of affidavit and, therefore, provisions set forth in Article 179° of Law No. 26702 shall be applied.

1.4 Las partes acuerdan que las siguientes definiciones tendrán los siguientes significados:	1.4 Both parties agree that the following definitions will have the following meanings:

a) “Bienes”: Son los Bienes muebles que se encuentran definidos, identificados y descritos en el Anexo 4 del presente Contrato.	a) “Property”: Personal Property defined, identified and described in Appendix 4 hereof.

b)      “Cambio Material Adverso”: Es (i) el cambio significativo en la condición económica, financiera, en las operaciones, en los negocios, propiedades o proyectos de la ARRENDATARIA, que impida, afecte o pueda afectar la capacidad de ésta para cumplir con sus obligaciones de pago del principal e Intereses de las Cuotas o de cualquier otra obligación que se genere bajo este contrato y/o los Documentos de Financiamiento, que hubiese sido causado por, pero sin limitarse a, cualquier acto, hecho, circunstancia, evento ya sea propio o de terceros, caso fortuito o fuerza mayor.

b)       Material Adverse Change: Refers to (i) the significant change in the economic and financial position, operations, business, properties or projects of the LESSEE, that avoid, affect or may affect its capacity to comply with its payment obligations of capital and Interests of payments or any other obligation generated under this agreement and/or the Financing Instruments, that had been caused by, but without limiting to, any act, fact, circumstance, event, whether own or from a third party, Act of God of force majeure.

c)      “Condiciones Precedentes”: Son las condiciones a las cuales se encuentra sujeto el desembolso del Monto del Capital Financiado; las cuales se encuentran detalladas en la Cláusula Quinta del Contrato.
c) “Conditions Precedent”: Conditions which Financing Capital Outlay is subject to; which are detailed in Fifth Clause of the Agreement.

d)      “Conocimiento”: Es, con respecto a la ARRENDATARIA el conocimiento que haya adquirido el gerente general o el gerente financiero, el gerente legal o quien ejerza similares o equivalentes funciones a tales funcionarios, aun cuando ello fuese de manera temporal, de la ARRENDATARIA en base a su labor diligente –ya sea directamente o a través de informes preparados por terceros- respecto de la conducción, administración y manejo del negocio de la ARRENDATARIA, así como de la situación de los bienes integrantes de su patrimonio y los Bienes.

d)       Knowledge: It is, regarding the LESEE, the knowledge acquired by general manager or chief financial officer, general counsel or person exercising similar or equivalent functions to such officers, even if it was on a temporary basis, of the LESEE based on their diligent work –either directly or through reports prepared by third parties- regarding the conduct, administration and management of the business of the LESEE, and the situation of the goods integrating its Property.

e) “Contrato”: Es el presente contrato de retro-arrendamiento financiero.	e) “Agreement”: Refers to this leaseback agreement.

f) “Contrato de Fideicomiso en Administración”: Es el contrato de fecha 24 de junio de 2009, celebrado entre la ARRENDATARIA, la LOCADORA y La Fiduciaria S.A.	f) “Trust Management Agreement”: Refers to the agreement dated June 24, 2009, entered into by and between the LESSEE, the LESSOR, and La Fiduciaria S.A.

g)      “Contrato de Hipoteca”: Es el contrato de fecha 24 de junio de 2009, celebrado entre la ARRENDATARIA y la LOCADORA, respecto del inmueble ubicado en la Avenida Nestor Gambetta, S/N, Km 11.50, Lote B-2, Callao.

g)      “Mortgage Agreement”: Refers to the agreement dated June 24, 2009, entered into by and between the LESSEE and the LESSOR, regarding the real estate located at  Avenida Nestor Gambetta, S/N, Km 11.50, Lote B-2, Callao.

h)      “Contrato de Constitución de Derecho de Superficie”: Es el contrato de fecha [•], celebrado entre la ARRENDATARIA y la LOCADORA, respecto del derecho de uso de la superficie del inmueble ubicado en la Avenida Nestor Gambetta, S/N, Km 11.50, Lote B-2, Callao.

h)      “Leasehold Agreement”: Refers to the agreement dated [•], entered into by and between the LESSEE and the LESSOR, regarding the right of surface use of the real estate located at Avenida Nestor Gambetta, S/N, Km 11.50, Lote B-2, Callao.

i)      “Contrato de Cesión de Posición Contractual”: Es el contrato de fecha, celebrado entre la ARRENDATARIA y la LOCADORA, respecto del arrendamiento del inmueble ubicado en Calle Juno, Lote 6-B, Mz C, Urbanización La Campiña, Chorillos.

i)      “Contractual Rights Assignment Agreement”: Refers to the agreement dated, entered into by and between the LESSEE and the LESSOR, regarding the renting of the real estate located at Calle Juno, Lote 6-B, Mz C, Urbanización La Campiña, Chorillos.

j)      “Cuota(s)”: Es la retribución periódica mensual que la ARRENDATARIA pagará a la LOCADORA en contraprestación por el arrendamiento financiero de los Bienes según lo establecido en el Contrato. Las Cuotas incluyen el Monto del Capital Financiado y los Intereses. A las Cuotas, la ARRENDATARIA deberá agregar el Impuesto General a las Ventas correspondiente. Dichas cuotas son las que se especifican en la Cláusula Decimonovena y el Anexo 2 de este Contrato.

j)      “Installment(s)”: Refers to the monthly periodic payment that shall be paid by the LESSEE to the LESSOR for the Property leasing according to the provisions set forth in the Agreement. Payments include the Financing Capital Amount and Interests. The LESSEE shall add the corresponding General Sales Tax to the payments. These are specified in Nineteenth clause, Appendix 2 hereof.

k) “Día”: Día calendario, comprende un periodo de veinticuatro horas que se inicia a las cero (0:00) horas y termina a las veinticuatro (24:00) horas.	k) “Day”: Calendar day, comprises a 24-hour period starting at zero (0:00) hours and ending at twenty-four (24:00) hours.

l)      “Día Hábil”: Es cada uno de los cinco (5) días de la semana, que comienzan el lunes y terminan el viernes, en que los bancos en la ciudad de Lima, Perú, se encuentran abiertos con atención al público en general en sus oficinas principales.

l)      “Working Day”: Refers to one of five (5) days of the week, starting on Monday and ending on Friday, in which banks located in the city of Lima, Peru are open to attend the general public in its main branches.

m)      “Documentos del Financiamiento”: Son de manera conjunta (i) el Contrato; (ii) el Contrato de Fideicomiso en Administración; (iii) el Contrato de Hipoteca; (iv) el Contrato de Constitución de Derecho de Superficie; (v) el Contrato de Cesión de Posición Contractual; y, (vi) el Contrato de prestación de servicios con el Controller.

m)      “Financing Instruments”: Are jointly (i) the Agreement; (ii) Trust Management Agreement; (iii) Mortgage Agreement; (iv) Surface Right Agreement; (v) Contractual Rights Assignment Agreement; and (vi) Services Agreement with Controller.

n) “Fecha de Cierre”: Es la fecha en la que se complete la suscripción de los Documentos del Financiamiento.	n) “Closing Date”: Refers to the signing date of Financing Instruments.

o) “Fecha(s) de Pago”: Son las oportunidades en las que la ARRENDATARIA debe pagar a la LOCADORA las Cuotas del Contrato.	o) “Payment(s) Date”: Refers to the opportunities in which the LESSEE should pay the Agreement Payments to the LESSOR.

p) “Garantía(s)”: Son las garantías señaladas en la Cláusula Vigésimo Octava del Contrato.	p) “Guarantee(s)”: Refers to the guarantees specified in Twenty-eighth Clause hereof.

q)      “Intereses”: Son los intereses compensatorios, los intereses moratorios, comisiones, gastos, y cualquier suma, gasto o egreso adicional al Monto del Capital Financiado, conforme a lo establecido en el literal e) del Artículo 1 del Decreto Legislativo 915.

q)      “Interests”: Are compensatory interest, default interest, commissions, expenses, and any other amount, expense or expenditure additional to the Financing Capital Amount, pursuant to the provisions set forth in subparagraph e) Article 1 of the Legislative Decree 915.

r) “Monto del Capital Financiado”: Es equivalente al Valor de Adquisición de los Bienes, a que se refiere la Cláusula Cuarta de este Contrato.	r) “Financing Capital Amount”: Is equivalent to the Property Acquisition Value that Fourth Clause hereof refers to.

s) “Tributos”: Impuestos, contribuciones, tasas, deducciones o retenciones presentes o futuras, así como cualquier responsabilidad derivada del cumplimiento de obligaciones tributarias.	s) “Taxes”: Present and future taxes, contributions, rates, deductions or withholdings, as well as any responsibility derived from the compliance of tax obligations.

t)      “Valor de Adquisición de los Bienes”: Es el valor de los Bienes materia del presente Contrato, neto del correspondiente Impuesto General a las Ventas, cuyo importe se encuentra indicado en el Anexo 1 del presente Contrato.
t) “Property Acquisition Value”: Refers to the net value of Property, subject matter hereof, of the corresponding General Sales Tax, which amount is indicated in Appendix 1 hereof.

DEL RETRO-ARRENDAMIENTO FINANCIERO	LEASEBACK
SEGUNDA.- En virtud del presente Contrato, la ARRENDATARIA da en venta real y enajenación perpetua los Bienes a favor de la LOCADORA. Por su parte, y de manera simultánea, la LOCADORA otorga en retro-arrendamiento financiero a la ARRENDATARIA los Bienes. En razón de lo anterior y de acuerdo con el numeral 1 del artículo 902 del Código Civil peruano, las partes acuerdan que a la suscripción de la Escritura Pública que esta minuta origine, la ARRENDATARIA pasará de tener la calidad jurídica de propietaria de los Bienes a la calidad jurídica de arrendataria de los mismos, sin que para ello sea necesario que la ARRENDATARIA deje de mantener la posesión de los Bienes.

SECOND.- By virtue hereof, the LESSEE sells the Property to the LESSOR. By its part, and simultaneously, the LESSOR grants the Property in leaseback to the LESSEE. In view of the foregoing, pursuant to item 1, Article 902 of Peruvian Civil Code, the parties agree that upon signing the Public Deed arising from the Minute hereto, the LESSEE shall pass from having the legal capacity of Property’ owner to the legal capacity of lessee, without being necessary for the LESSEE to stop holding the possession of Property.

En razón de lo señalado en el párrafo anterior, la ARRENDATARIA declara conocer los Bienes y reconoce que reúnen las especificaciones y características deseadas. En consecuencia, es de exclusiva responsabilidad de la ARRENDATARIA que los Bienes sean adecuados e idóneos para el uso que se pretenda darles.

Considering the provisions set forth in the foregoing paragraph, the LESSEE declares to know the Property and recognizes that it meets the specifications and features required. Therefore, the LESSEE is exclusively responsible for the appropriate and suitable use that is expected to give to the Property.

Los Bienes serán de exclusiva propiedad de la LOCADORA, quien mantendrá el derecho de propiedad hasta el momento en que surta efecto la opción de compra (en adelante, la “Opción de Compra”) ejercida por la ARRENDATARIA, de acuerdo con las normas legales vigentes y con lo dispuesto en este Contrato.

The LESSOR will be the exclusive owner of Property. The LESSOR will have the property right until the purchase option (hereinafter the “Purchase Option” exercised by the LESSEE is carried out according to the current statutory provisions and those specified herein.

DE LAS CARACTERISTICAS DE LOS BIENES	PROPERTY FEATURES
TERCERA.- En virtud de lo establecido en la cláusula precedente, la LOCADORA da en arrendamiento financiero, bajo la modalidad de leaseback, en favor de la ARRENDATARIA, los Bienes cuyas especificaciones se describen en el  Anexo 4 que forma parte integrante del presente Contrato.

THIRD.- By virtue of the foregoing clause, the LESSOR rents the Property, which specifications are described in Appendix 4 that make part of this Agreement, under the mode of leaseback, in favor of the LESSEE.

Asimismo, la ARRENDATARIA expresa su pleno consentimiento y conformidad sobre las características, especificaciones y actuales condiciones de mantenimiento y funcionamiento de los Bienes, así como su respeto, consentimiento y conformidad a la descripción y especificaciones consignadas y de los términos y condiciones de adquisición de los mismos.

The LESSEE also express its full consent and approval of the features, specifications, and current maintenance and operation conditions of Property, as well as its respect, consent and approval of the description and assigned specifications and terms and conditions of their acquisition.

DEL VALOR DE ADQUISICIÓN DE LOS BIENES Y SU APLICACIÓN	PROPERTY ACQUISITION VALUE AND ITS APPLICATION
CUARTA.- El Valor de Adquisición de los Bienes a ser pagado por la LOCADORA a favor de la ARRENDATARIA asciende a la suma de US$43’000,000 (Cuarenta y tres millones y 00/100 Dólares de los Estados Unidos de América), monto que equivale al Monto del Capital Financiado. A este monto se agregará el Impuesto General a las Ventas que corresponda.

FOURTH.- The Property Acquisition Value to be paid by the LESSOR in favor of the LESSEE amounts to US$43’000,000 (Forty-three million and 00/100 US Dollars) equivalent to the Financing Capital Amount. To this amount shall be added the Value Added Tax as corresponds.

En caso de cualquier gasto no previsto efectuado por la LOCADORA se procederá a su cancelación por parte de la ARRENDATARIA vía reembolso conforme a lo pactado en la Cláusula Décimo Séptima.	In case of any unforeseen expense incurred by the LESSOR, it will be reimbursed by the LESSEE according to Seventeenth Clause hereof.

El Valor de Adquisición de los Bienes recibidos por la ARRENDATARIA, será aplicado o destinado por ésta de la siguiente manera:	The Property Acquisition Value received by the LESSEE shall be applied or disposed by this one as follows:

4.1      Hasta US$39’000,000 (Treinta y nueve millones y 00/100 Dólares de los Estados Unidos de América) para recomponer su estructura de pasivos; lo cual implica, entre otros, repagar en su integridad el préstamo otorgado por Plainfield Special Situations Master Fund Limited, en virtud del contrato de préstamo celebrado con fecha 12 de septiembre de 2007.

4.3      Up to US$39’000,000 (Thirty-nine million and 00/100 US Dollars) to repair its liabilities structure; which involves, among others, repaying the entire loan granted by Plainfield Special Situations Master Fund Limited by virtue of the loan agreement signed on September 12, 2007.

4.2 Hasta US$4’000,000 (Cuatro millones y 00/100 Dólares de los Estados Unidos de América) para financiar inversiones.	4.4 Up to US$4’000,000 (Four million and 00/100 US Dollars) to finance investments.

DE LAS CONDICIONES PRECEDENTES AL DESEMBOLSO	CONDITIONS PRECEDENT TO OUTLAY
QUINTA.- El desembolso del Monto del Capital Financiado se encuentra sujeto al cumplimiento, por parte de la ARRENDATARIA, de las siguientes Condiciones Precedentes:	FIFTH.- The Financing Capital Outlay is subject to the LESSEE’s fulfillment of the following Precedent Conditions:

5.1 Que se haya obtenido un resultado satisfactorio del análisis respecto de la situación operativa, técnico y financiera de la ARRENDATARIA.	5.1 A satisfactory result of the analysis regarding the operative, technical and financial situation of the LESSEE has been obtained.

5.2      Que el  due diligence legal respecto a la ARRENDATARIA elaborado por el Estudio Hernández & Cía. Abogados S. Civil de R. L, haya culminado de manera satisfactoria para la LOCADORA y que ésta cuente con el informe definitivo.
5.2 The legal due diligence regarding the LESSEE elaborated by Estudio Hernández & Cía. Abogados S. C. R. L. has been satisfactorily completed for the LESSOR, and this one has the definite report.

5.3      Que los órganos societarios correspondientes de la ARRENDATARIA hayan aprobado las condiciones de la operación, otorgando facultades suficientes a sus representantes para negociar los términos de la operación y suscribir los Documentos del Financiamiento, sean estos públicos o privados.

5.3      The corporate governing bodies of the LESSEE have approved the operation conditions, granting sufficient legal capacity to negotiate the operation terms and sign the Financing Instruments, whether public or private.

5.4      Que los órganos correspondientes de la ARRENDATARIA hayan aprobado un aumento de capital por la suma de US$30’000,000 (Treinta millones y 00/100 Dólares de los Estados Unidos de América), conforme al artículo 202 de la Ley 26887, Ley General de Sociedades.

5.4      The corresponding bodies of the LESSEE have approved a capital increase amounting to US$30’000,000 (Thirty million and 00/100 US Dollars), pursuant to Article 202, Law 26887, General Corporation Law .

5.5      Que la LOCADORA reciba las copias certificadas por el gerente general de la ARRENDATARIA de las resoluciones y demás autorizaciones corporativas a que se refiere el numeral 5.3 y 5.4 anteriores y que Hernández & Cía. Abogados S. Civil de R. L preste su conformidad a dichos documentos.

5.5      The LESSOR receives the copies of the resolutions and other authorizations referred to in items 5.3 and 5.4 duly certified by the general manager of the LESSEE. And, Hernández & Cía. Abogados S. C. R. L. approves such documents.

5.6      Que la LOCADORA reciba los certificados con respecto a la incumbencia, veracidad de firmas, veracidad y exactitud de las Manifestaciones y Declaraciones en los Documentos del Financiamiento referidas en la Cláusula Séptima y la ausencia de causales de resolución.

5.6      The LESSOR receives the certificates regarding responsibility, veracity of signatures, truthfulness and accuracy of the statements specified on the Financing Instruments referred to in Seventh Clause, and the absence of causes of termination of this agreement.

5.7      Que la LOCADORA reciba carta emitida por Plainfield Special Situation Master Fund Limited por la cual se comprometa a mantener una participación directa o indirecta en el accionariado de la ARRENDATARIA de por lo menos 35%, o a informar a LA ARRENDATARIA cualquier disminución que implique que su participación en Pure Biofuels Corp. disminuya por debajo del 35%.

5.7      That LESSOR receives the letter emitted by Plainfield Special Situation Master Fund Limited by which it either agrees to maintain a direct or indirect participation of at least 35% ownership of the LESSEE or to inform LESSOR on any action that results in a dimmishment of less than 35% ownership in Pure Biofuels Corp.  .

5.8      Suscripción de los  Documentos del Financiamiento y de los documentos que acrediten el levantamiento de todas las garantías otorgadas por la ARRENDATARIA a favor de Plainfield Special Situation Master Fund Limited en virtud del contrato de préstamo celebrado con fecha 12 de septiembre de 2007.

5.8      Signing of Financing Instruments and documents that certify the payment of all guarantees granted by the LESSEE in favor of Plainfield Special Situation Master Fund Limited regarding the loan agreement signed on September 12, 2007.

5.9 Que la ARRENDATARIA cuente con todas las autorizaciones que resulten relevantes para el desarrollo de sus actividades a satisfacción de la LOCADORA.	5.9 The LESSEE has all authorizations relevant to its activities development, to the LESSOR’s satisfaction.

5.10    Que la ARRENDATARIA cuente con las licencias, permisos y estudio de impacto ambiental y obtenga de parte del Gobierno todas las autorizaciones relevantes relacionadas para el desarrollo de sus actividades.
5.10 The LESSEE has licenses, permits and environmental impact assessment, and obtains all significant authorizations related to its activities development from the Government.

5.11    Que la ARRENDATARIA contrate las pólizas de seguro conforme a lo establecido en la Cláusula Vigésimo Sétima del Contrato, a satisfacción de la LOCADORA, que las pólizas se encuentren endosadas o cedidas a favor de ésta última, o se haya designado a la LOCADORA como beneficiaria de éstas, de ser aplicable; y que, Hernández & Cía. Abogados S. Civil de R. L preste su conformidad a los mencionados endosos.

5.11    The LESSEE contracts the insurance policies according to the provisions set forth in Twenty-Seventh Clause hereof, to the LESSOR’S satisfaction. The policies are endorsed or granted in favor of this last one or has been appointed as a beneficiary of these, as applicable, and Hernández & Cía. Abogados S. C. R. L. approves the above-mentioned endorsements.

5.12 Que se hayan suscrito las escrituras públicas de los Documentos del Financiamiento; en especial, de las Garantías.	5.12 The public deeds of the Financing Instruments have been signed, specially the Guarantees.

5.13    Que de todas las deudas con accionistas y/o empresas vinculadas con la ARRENDATARIA vigentes a la fecha de suscripción de este documento se encuentren subordinadas a la deuda que se genera como consecuencia de este Contrato y los Documentos del Financiamiento, a satisfacción de la LOCADORA, salvo por lo indicado en el numeral 4.1 del presente contrato. Sin perjuicio de estipulado en el presente contrato, la ARRENDATARIA podrá incurrir en deuda, ya sea con empresas relacionadas o terceros, y repagar la misma sin limitación alguna. Sin que nada puede entenderse en sentido contrario, la ARRENDATARIA declara y asume el compromiso frente a la LOCADORA que, en caso se verificarse una causal de resolución, toda obligación distinta a la materia de este Contrato –salvo por aquellas expresamente excluidas por la legislación aplicable- se encontrará subordinada a la obligación materia de este Contrato.

5.13    All debts with stockholders and/or companies related to the LESSEE in force at the date of execution of this document are subordinated to the debt generating as a result of this Agreement and Financing Instruments, to the LESSOR’S satisfaction, unless as set forth in section 4.1 herein. Not withstanding anything set forth herein, the Lessee may incur any  debt, whether with related companies or third parties, and repay it without any limitation. Not with standing anything  to the contrary, the Lessee assumes and declares the commitment to the Lessor that, if a cause for  termination this Agreement, any obligation different to  the subject matter of this Agreement, except for those specifically excluded by law – it will be subordinated to the terms and obligations of this Agreement.

5.14    Que se hayan pagado las comisiones, gastos y Tributos vinculados con el financiamiento materia de los Documentos del Financiamiento; o, que la ARRENDATARIA instruya a la LOCADORA a detraer, del monto a ser desembolsado, dichos conceptos.

5.14    All commissions, expenses and taxes linked to financing, subject matter of the Financing Instruments have been paid, or that LESEE instructs the LESSOR to detract from the amount to be paid such concepts.

5.15    Que, desde la firma del Contrato hasta la fecha del desembolso, no se haya presentado ningún cambio significativo en las condiciones de mercado y/o cualquier otro acontecimiento negativo que tenga un efecto adverso en las operaciones contempladas bajo el presente Contrato, incluyendo, a título enunciativo, los cambios en los mercados financieros y/o de capitales y/o bursátiles, locales y/o internacionales, en las condiciones económicas y financieras de la República del Perú, o en las leyes o regulaciones aplicables.

5.15    That from the signing of the contract until the disbursement date, there has been no significant change in market conditions and/or any other negative event that has had an adverse effect on the transactions hereby covered, including, as a reference, changes in financial and/or capital and/or stock and/or domestic and/or international markets, in the economic and financial conditions of the Republic of Peru, or in the applicable laws or regulations.

5.16 Que la ARRENDATARIA acredite el acceso a fuentes de suministro de materias primas, a satisfacción de la LOCADORA.	5.16 The LESSEE certifies the access to raw material supply sources, to the LESSOR’S satisfaction.

5.17    Que de conformidad con la estructura legal y societaria de la ARRENDATARIA, no existe impedimento alguno para la celebración del Contrato y los demás Documentos del Financiamiento. Lo anterior, deberá ser ratificado por los asesores legales externos de la ARRENDATARIA, mediante un informe legal dirigido a la LOCADORA.

5.17    According to legal and corporate structure of LESSEE, there is no impediment for the Agreement and other Financing Instruments execution. The foregoing shall be ratified by external legal advisors of the LESSEE through a legal report addressed to the LESSOR

5.18  Que la LOCADORA haya recibido de parte de la ARRENDATARIA la comunicación en virtud a la cual ésta ejerce la Opción de Compra de los Bienes e instruye a la LOCADORA a solicitar al Fiduciario del Contrato de Fideicomiso en Administración a realizar el pago del monto correspondiente al precio de la Opción de Compra con cargo a cualquiera de las cuentas del Patrimonio Fideicometido constituido en virtud al Contrato de Fideicomiso en Administración.  En cualquier caso del ejercicio de la Opción de Compra anticipada por la ARRENDATARIA sin la instrucción materia de este numeral perderá todo efecto, siendo necesaria una nueva comunicación por la cual, la ARRENDATARIA manifieste su intención de ejercer la Opción de Compra en forma anticipada.

5.18    That LESSOR has received from the LESSE the communication exercising the Purchase Option over the Property and instructing the LESSOR to require the trust agent in the Trust Management Agreement to pay the amount corresponding to price of the Purchase Option from any account of the patrimony in trust established under the Trust Management Agreement. However, the exercise in advance of the purchase option by the LESSEE without following the instructions subject matter of this section, shall lose all effect, thereby requiring a new communication in which the LESSEE expresses its intention to exercise the purchase option in advance.

El desembolso podrá ser efectuado por la LOCADORA en una o varias armadas y se materializará mediante: (i) las instrucciones que la ARRENDATARIA alcance a la LOCADORA. (ii) la constitución de la Cuenta de Capital de Trabajo, conforme dicho término se encuentra definido en el Contrato de Fideicomiso en Administración; y, (iii) la constitución de la Cuenta de Depósito en Garantía materia del Contrato de Fideicomiso en Administración.

The outlay shall be made by the LESSOR in one or several installments, and materialized through: (i) the instructions that LESEE gives the LESSOR; (ii) the Working Capital Account opening, as defined in Trust Management Agreement, and (iii) the Deposit in Guarantee Account opening subject of the Trust Management Agreement.

DE LA ENTREGA DE LOS BIENES	PROPERTY DELIVERY
SEXTA.- Al tratarse de una operación de arrendamiento financiero bajo la modalidad de leaseback, los Bienes materia de arrendamiento financiero se encuentran en poder de la ARRENDATARIA. Por ende, no resulta necesario la entrega de los bienes a LA ARRENDATARIA.

SIXTH.- Being this a financial lease operation under the modality of leaseback, the Property subject matter of leaseback is kept by the LESSEE. Therefore, it is not necessary to give the Property to the LESSEE.

A partir de la suscripción de la Escritura Pública que la presente minuta origine, la ARRENDATARIA asume responsabilidad exclusiva por los gastos de mantenimiento y riesgos de los Bienes, los cuales son de su exclusiva cuenta; eximiendo de toda responsabilidad a la LOCADORA por cualquier pérdida, deterioro o defecto de los Bienes.

From the signing of the Public Deed arising from the Minute hereto, the LESSEE assumes the exclusive responsibility for maintenance expenses and Property risks at its own expense; exempting the LESSOR from all responsibility for any loss, deterioration or defect of Property.

Igualmente, la ARRENDATARIA se obliga, desde la suscripción de la Escritura Pública que la presente minuta origine, a conservar la posesión pacífica de los Bienes que son de propiedad de la LOCADORA y a cuidar de ellos con la mayor diligencia posible.
The LESSEE also undertakes, from the signing of the Public Deed arising from the Minute hereto, to keep the pacific position of Property owned by the LESSOR and look after them diligently.

DE LAS MANIFESTACIONES Y DECLARACIONES DE LA ARRENDATARIA	LESSEE’S STATEMENTS
SEPTIMA.- La ARRENDATARIA manifiesta y declara, a la fecha de suscripción del Contrato, lo siguiente:	SEVENTH.- The LESSEE expresses and declares, upon the signing date of the Agreement, that:

7.1 Que es una sociedad válidamente constituida de conformidad con las leyes de la República Perú y cuenta con las autorizaciones requeridas para desarrollar sus actividades.	7.1 It is a company lawfully incorporated according to the laws of the Republic of Peru, and has the authorizations required to develop its activities.

7.2 Que la información proporcionada en los Documentos del Financiamiento así como para la celebración de los mismos, es veraz, exacta y suficiente.	7.2 The information provided in Financing Instruments as well as for their execution, is truthful, accurate and sufficient.

7.3 Que se encuentran cumpliendo cabalmente con los acuerdos, contratos u obligaciones relevantes a su cargo.	7.3 It is complying with the agreements, contracts or obligations relevant to its position exactly.

7.4 Que se encuentran cumpliendo con el pago de todos los Tributos de su cargo.	7.4 It is complying with the payment of all taxes corresponding to its position.

7.5 Que no cuentan con subsidiarias distintas a las indicadas en el Anexo 3.	7.5 It does not have subsidiaries different from those indicated in Appendix 3.

7.6 Que no ha otorgado avales, fianzas u otro tipo de garantías distintas a las indicadas en el Anexo 3.	7.6 It has not granted guarantees, bonds or other type of guarantees different from those indicated in Appendix 3.

7.7 Que los únicos gravámenes que recaen sobre sus activos fijos son los indicados en el Anexo 3.	7.7 The only taxes that falls on its fixed asset are those indicated in Appendix 3.

7.8 Que no se han verificado Cambios Materiales Adversos en su situación económica, financiera y/o de negocio.	7.8 No Material Adverse Change has been verified in its economic, financial and/or business position.

7.9 Que el Monto del Capital Financiado será utilizado para los fines indicados en la Cláusula Cuarta del Contrato.	7.9 The Financing Capital Amount shall be used for purposes indicated in Fourth Clause hereof.

7.10    Que las declaraciones formuladas como parte del due diligence practicado a la ARRENDATARIA por parte del Estudio Hernández & Cía. Abogados S. Civil de R. L., asesores legales de la LOCADORA, son ciertas y reflejan la situación de la ARRENDATARIA al momento en que fueron formuladas. Lo anterior, deberá ser ratificado por los asesores legales externos de la ARRENDATARIA, mediante un informe legal dirigido a la LOCADORA.

7.10    Statements made as part of due diligence practiced to the LESSEE by Hernández & Cía. Abogados S.C.R.L., legal advisors of the LESSOR, are true and reflect the LESSEE’s position when they were made. The foregoing shall be ratified by external legal advisors of the LESSEE through a legal report addressed to the LESSOR.

DE LAS OBLIGACIONES DE LA ARRENDATARIA	LESSEE’S OBLIGATIONS
OCTAVA.- Sin perjuicio de las obligaciones señaladas a lo largo del presente Contrato, la ARRENDATARIA se compromete durante todo el plazo de vigencia del Contrato y mientras no haya surtido efectos la Opción de Compra ejercida por la ARRENDATARIA, a:

EIGHTH.- Notwithstanding the obligations indicated herein, the LESSEE undertakes, during all validity period of the Agreement and while the Purchase Option exercised by the LESSEE has not been carried out, to:

Obligaciones de Hacer:	Affirmative Covenants:

8.1      Cumplir con las leyes, reglamentos, ordenanzas y con los requerimientos para la obtención de las licencias, permisos, y autorizaciones gubernamentales para la posesión de sus propiedades y el desarrollo de sus negocios; y mantenerlas vigentes.

8.1      To comply with laws, regulations, ordinances and requirements for the governmental licenses, permits and authorizations obtaining for the possession of its Property and business development; and keep them in force.

8.2      Llevar la contabilidad de acuerdo con las prácticas contables generalmente aceptadas en la República del Perú y proporcionar  la LOCADORA: (a) los estados financieros no auditados con periodicidad trimestral, dentro de los primeros treinta (30) Días de concluido el trimestre correspondiente –incluido aquellos correspondientes al 30 de junio y 31 de diciembre-; y, (b) una versión auditada de los estados financieros de la empresa al 30 de junio y al 31 de diciembre, dentro de los noventa (90) primeros Días de concluida dicha fecha. Esta información incluirá notificaciones de eventos de incumplimiento, notificaciones de litigios de importancia, y en general, comentarios e información adicional necesaria para el seguimiento del desempeño de la ARRENDATARIA.

8.2      Maintain the accounts according the Generally Accepted Accounting Principles of the Republic of Peru and provide the LESSEE with: (a) unaudited financial statements on a quarterly basis, within thirty (30) days of completion –including the corresponding quarter those for the June 30 and December 31-; and, (b) an audited financial statement of the company to June 30 and December 31, within ninety (90) Days of the completion of this date. This information shall include notices of noncompliance events, important legal actions, and in general, comments and additional information necessary for the LESSEE’S performance follow-up.

Sin perjuicio de lo señalado en el párrafo anterior, la ARRENDATARIA, de acuerdo a lo normado por la Superintendencia de Banca, Seguros y AFP, deberá enviar a la LOCADORA, cada vez que ésta lo solicite, sus estados financieros actualizados o reportar cualquier cambio relevante que afecte el normal desenvolvimiento de la empresa.  Esta información deberá ser entregada en el término de tres (03) Días Hábiles, contados a partir del requerimiento escrito que formule la LOCADORA.

Notwithstanding the foregoing, and according to the provisions set forth by the Superintendency of Banking and Insurance and Pension Fund Association, the LESSEE shall send the LESSOR, every time this one requires it, its updated financial statements, or report any important change that affect the regular company development. This information shall be submitted within a period of three (03) working days, counted from the written requirement made by the LESSOR.

8.3. Aplicar los ingresos de la ARRENDATARIA, conforme a lo establecido en el Contrato de Fideicomiso en Administración.	8.3. To apply the LESSEE’s income, as established in the Trust Management Agreement.

8.4      Mantener en buenas condiciones los activos otorgados en garantía y/o los Bienes, así como mantener vigentes las pólizas de seguros debidamente endosadas a satisfacción de la LOCADORA, de conformidad con la Cláusula Vigésimo Séptima.
8.4. To keep the asset under guarantee and/or the Property in good condition and the insurance policies duly endorsed to the LESSOR’s satisfaction in force, according to Twenty-Seventh Clause.

8.5 Preservar la existencia corporativa y objeto social de la ARRENDATARIA.	8.5. To keep the corporate existence and purpose of the LESSEE.

8.6 Informar a la LOCADORA de eventos que puedan afectar adversamente a la ARRENDATARIA.	8.6. To inform the LESSOR about events that may adversely affect the LESSEE.

8.7      Informar a la LOCADORA acerca de los planes de inversión de la ARRENDATARIA durante la vigencia de los Documentos del Financiamiento, indicando: (i) cronograma de ejecución, (ii) requerimientos de capital, (iii) estructura de financiamiento y (iv) impacto en los resultados de la ARRENDATARIA. La presente enumeración no es aplicable a gastos o inversiones en planes de mantenimiento de los Bienes.

8.7.     To inform the LESSOR about investment plans of the LESSEE during the Financing Instruments validity date, indicating: (i) execution schedule, (ii) capital requirements, (iii) financing structure and (iv) impact on the LESSEE’s income. This restrictions do not apply to expenditures or investments in maintenance of the Goods.

8.8      Mantener en todo momento, en la Cuenta Depósito en Garantía del Contrato de Fideicomiso en Administración, fondos equivalentes a por lo menos el 35% del saldo del Monto del Capital Financiado pendiente de pago por parte de la ARRENDATARIA.
8.8. To keep anytime, in the Trust Management Agreement Guarantee Account, funds equivalent to at least 35% of the Financing Capital Amount balance outstanding by the LESSEE.

8.9      Inscribir el levantamiento de todas las garantías otorgadas por la ARRENDATARIA a favor de Plainfield Special Situation Master Fund Limited en virtud del contrato de préstamo celebrado con fecha 12 de septiembre de 2007.
8.9. Register the payment of all guarantees granted by the LESSEE in favor of Plainfield Special Situation Master Fund Limited regarding the loan agreement signed in September 12, 2007.

8.10    La ARRENDATARIA asume el compromiso de realizar sus mejores esfuerzos para solucionar y/o subsanar, aquellos aspectos señalados como contingencias en el informe de due diligence elaborado por el Estudio Hernández & Cía. Abogados S. Civil de R.L.

8.10.   The LESSEE undertakes to make its best efforts to settle and / or remedy those aspects identified as contingencies in the due diligence report prepared by the Estudio Hernández & Cía. Abogados S. Civil de R.L.

8.11    Salvo lo establecido en el numeral 5.13 de la cláusula quinta, la ARRENDATARIA podrá incurrir en deuda, ya sea con empresas relacionadas o terceros, y repagar la misma sin limitación alguna. La ARRENDATARIA informará a la LOCADORA de cualquier deuda, compromiso de pago o similar que adquiera frente a terceros incluyendo, (i) monto, (ii) plazo y forma de pago, (iii) condiciones aplicable; y, (iv) destino de los recursos.

8.11.   Unless established in section 5.13 of the fifth clause, the LESSEE may incur debt, whether with related parties or third parties, and repay that amount without any limitation herein. The LESSEE will inform the LESSOR of any debt, commitment of repayment that it acquires against third parties including, (i) total, (ii) time and form of payment; and, (iv) destination of the resources.

Sin que nada puede entenderse en sentido contrario, la ARRENDATARIA declara y asume el compromiso frente a la LOCADORA que, en caso se ejerza la resolución de este contrato por la configuración de  una causal de resolución, toda obligación distinta a la materia de este Contrato –salvo por aquellas expresamente excluidas por la legislación aplicable- se encontrará subordinada a la obligación materia de este Contrato.

Not withstanding anything set forth herein, the LESSEE assumes and declares  to the LESSOR that, if this contract is terminated due to the configuration of an uncured event of default; any obligation different to  the subject matter of this Agreement, except for those specifically excluded by law – it will be subordinated to the terms and obligations of this Agreement.

Obligaciones de No Hacer:	Negative Covenants:

Salvo autorización expresa de la LOCADORA:	Unless express authorization made by LESSOR:

8.12    No reducir o disminuir su capital social, salvo con autorización previa, expresa y escrita de la LOCADORA. No efectuar pago de dividendos: (i) dentro de los primeros doce (12) meses posteriores a la fecha de desembolso, (ii) si se ha configurado alguna causal de resolución del presente Contrato, o (iii) si el pago de dividendos puede ocasionar que la ARRENDATARIA incurra en una causal de resolución del presente Contrato. Esta limitación no será aplicable en caso la ARRENDATARIA actúe por mandato imperativo de alguna disposición legal. Adicionalmente y sin que nada en este Contrato pueda entenderse en sentido contrario, el pago de dividendos estará sujeto, en adición a las obligaciones de la ARRENDATARIA, al cumplimiento de un Ratio de Cobertura del Servicio de Deuda (medido como EBITDA menos Tributos y participaciones de trabajadores entre gasto por intereses más amortización del principal de deuda de largo plazo) no menos de 2.25x.

8.12.   Not to reduce or decrease its capital stock, except previous written and express authorization of the LESSOR. Not to make dividend payment: (i) within the first twelve (12) months after the outlay date, (ii) if there is any reason for the termination of this Agreement, or (iii) if the dividend payment may cause that the LESSEE has any reason for the termination hereof. This limitation shall not be applicable if the LESSEE acts by imperative mandate of any statutory provision. Additionally, and notwithstanding anything to the contrary in this Agreement, the dividend payment shall be subject, in addition to the LESSEE’s obligations, to the fulfillment of a Debt Service Coverage Ratio (measured as EBITDA minus taxes and employee’s profit sharing divided by interest expense plus amortization of the long-term debt capital) not lower than 2.25x.

8.13    No ceder su posición contractual, ni ceder, traspasar o transferir, total o parcialmente, todos o algunos de sus derechos u obligaciones derivados del Contrato o cualquiera de los Documentos del Financiamiento.
8.13. Not to cede its contractual position, nor assign or transfer, totally or partially, any right or obligation derived from the Agreement or any Financing Document.

8.14 No realizar ningún cambio significativo en el giro o naturaleza principal del negocio, salvo que cuente con la autorización previa y por escrito de la LOCADORA.	8.14. Not to carry out any material change in the main business nature or direction, except previous written authorization of the LESSOR.

8.15 No realizar transacciones con afiliadas o empresas directa o indirectamente relacionadas con la ARRENDATARIA en condiciones que no sean de mercado.	8.15. Not to make transactions with subsidiaries or companies related directly or indirectly to the LESSEE in other conditions than those of market.

8.16       No participar en procesos de escisión o reducir su capital, en procesos de fusión, reorganización simple u otra modalidad de reorganización de efectos equivalentes, o adquirir bloques patrimoniales o empresas, así como no permitir cambios en el accionariado y/o en la plana de gerencial y/o directorio de la ARRENDATARIA sin autorización previa y por escrito de la LOCADORA salvo renuncias voluntarias o despidos justificados

8.16.      Not to participate in split processes, or reduce its capital in merger, simple reorganization or other type of reorganization processes of equivalent effects, or acquire corporate equity blocks or companies, and not allow changes in ownership and/or in the management and/or board of directors of LESSEE without previous written authorization of the LESSOR except for voluntary  or justified dismissal

8.17       Causar para que en todo momento durante la vigencia del Contrato, (i) “Plainfield Special Situations Master Fund Limited” o una o mas de sus afiliados, mantenga directa o indirectamente una proporción de participación en el accionariado de la ARRENDATARIA de por lo menos treinta y cinco por ciento (35%); esta situacion podra variar sin consecuencias para LA ARRENDATARIA para lo cual debera solicitar a LA LOCADORA un waiver, el mismo que no podra ser negado injustificadamente

8.17.      PlainField Special Masters Fund Limited or one or more of its affiliates shall maintain at all times during the term of the Agreement, a direct or indirect fully diluted equity share in the Lessee of at least thirty five percent (35%); This material obligation would be waived by the LESSOR upon written request from the LESSEE, the granting of which shall not unreasonably withheld.

8.18 No transferir o vender activos fijos de manera tal que se pueda producir un Cambio Material Adverso, sin contar con la autorización previa y por escrito de la LOCADORA.	8.18. Not to transfer or sell fixed assets so that a Material Adverse Change may be produced, without previous written authorization of the LESSOR.

Obligaciones Financieras:	Financial Obligations:

8.19      Mantener un Índice de Cobertura del Servicio de Deuda (medido como EBITDA menos  Tributos y participaciones de trabajadores – distribuciones a accionistas y/o afiliadas efectivamente pagados entre gasto por intereses más amortización de principal de deuda a largo plazo) no menor a (i) 1.5x para el año 2009, (ii) 2.0x para el año 2010; (iii) 1.75x a partir del año 2011.

8.19.      To keep a Debt Service Coverage Rate (measured as EBITDA minus taxes and employee’s profit sharing – distributions to shareholders and/or subsidiaries effectively paid, divided by interest expense plus amortization of the long-term debt capital) not lower than (i) 1.5x for the year 2009, (ii) 2.0x for the year 2010; (iii) 1.75x for the year 2011.

8.20       Mantener un Índice de Cobertura de Intereses (medido como EBITDA menos  Tributos y participaciones de trabajadores entre gasto por intereses) no menor a (i) 1.5x para el año 2009, (ii) 3.5x para el año 2010; y, (iii) 4.5x a partir del año 2011.

8.20.     To keep an Interest Coverage Rate (measured as EBITDA minus taxes and employee’s profit sharing divided by interest expense) not lower than (i) 1.5x for the year 2009, (ii) 3.5x for the year 2010; and, (iii) 4.5x for the year 2011

8.21       Mantener un Índice de Deuda Financiera Neta de Depósitos en Garantía sobre EBITDA (UDM) no mayor de 2.0x a partir del año 2009.  Para este ratio se considerará como deuda financiera a deuda con bancos, instrumentos de renta fija, fraccionamientos tributarios, deuda de terceros avalada y/o afianzada por la ARRENDATARIA, entre otros, y como EBITDA (UDM) al EBITDA correspondiente a los últimos doce meses.

8.21.      To keep a Financial Debt Rate Net of Deposits in Guarantee over (UDM) no higher than 2.0x for the year 2009. For this ratio, the fixed income instruments, tax payment plans, third-party debt guaranteed and/or consolidated by the LESSEE, among others, shall be considered as financial debt to bank debts, and as EBITDA (UDM) to EBITDA corresponding to the last twelve months.

A efectos de medición del EBITDA (UDM), se utilizará como base el EBITDA acumulado desde la fecha de inicio de revisión de las obligaciones financieras señaladas en esta sección hasta el cierre del trimestre en revisión, el cual se proyectará proporcionalmente para completar los primeros doce meses, posteriores a la Fecha de Desembolso. Luego de transcurridos estos primeros doce meses, se considerará como EBITDA (UDM) al EBITDA correspondiente a los últimos doce meses. Para el año 2009 sólo se considerará como Depósitos en Garantía a los constituidos en garantía con la LOCADORA; para los siguientes periodos, se podrán considerar como Depósitos en Garantía aquellos que sean validados como tales con los estados financieros auditados semestrales de la ARRENDATARIA.

For the measuring of the EBITDA (UDM), the EBITDA accumulated from the start date of revision of the financial obligations specified herein until the close of the quarter under review shall be used as basis, which shall be projected in proportion to complete the first twelve months after the Disbursement Date. After these first twelve months have elapsed, the EBITDA for the last twelve months shall be considered as EBITDA (UDM). For the year 2009 only will be considered as Deposits in Guarantee to the constituted in guarantee with the LESSOR; for the following periods, they will be considered as Deposits in Guarantee those that are validated as such with the financial statements audited semiannually of the LESSEE.

8.22       Mantener un Índice de Deuda Financiera Neta de Depósitos en Garantía entre Patrimonio Neto no mayor a (i) 2.3x para el año 2009; y, (ii) 1.75x a partir del año 2010.  Para este ratio se considerará como deuda financiera a deuda con bancos, instrumentos de renta fija, fraccionamientos tributarios, deuda de terceros avalada y/o afianzada por la ARRENDATARIA, entre otros.

8.22.     To keep a Financial Debt Rate Net of Deposits in Guarantee divided by Net Stockholder’s Equity no higher than (i) 2.3x for the year 2009; and, (ii) 1.75x for the year 2010. For this ratio, the fixed income instruments, tax payment plans, third-party debt guaranteed and/or consolidated by the LESSEE, among others, shall be considered as financial debt to bank debts.

Para el año 2009 sólo se considerará como Depósitos en Garantía los constituidos en garantía con la LOCADORA. Para los siguientes periodos, se podrán considerar como Depósitos en Garantía aquellos que sean validados como tales con la información financiera auditada semestral de la ARRENDATARIA.

For the year 2009 only will be considered like Deposits in Guarantee the constituted in guarantee with the LESSOR. For the following periods, they will be able to be considered as Deposits in Guarantee those that are validated like such with semiannual financial news audited of the LESSEE.

Las obligaciones financieras a que se refieren los numerales 8.19 a 8.22 precedentes, se verificarán trimestralmente sobre la base de los estados financieros trimestrales de situación y los estados financieros de fin de año auditados, comenzando con los estados financieros de situación a diciembre 2009. Los estados financieros auditados correspondientes al año 2009 deberán entregarse a más tardar el 31 de marzo de 2010 y con ellos se validará los ratios obtenidos inicialmente.

Financial obligations referred to in paragraphs 8.19 to 8.22 above shall be checked quarterly based on the quarterly financial statements of situation and the financial statements audited year-end, beginning with the financial statements  of situation to December 2009.  The financial states audited pertaining to the year 2009 should be delivered to no later than March 31, 2010 and with them the ratios that were initially obtained will be validated.

La ARRENDATARIA podrá solicitar a la LOCADOR la revisión de las obligaciones financieras establecidas en los numerales 8.19 a 8.22 precedentes así como  su adecuación a las condiciones comerciales, de mercado y financieras de la ARRENDATARIA vigentes a dicha fecha; siendo potestad de la LOCADORA aceptar o rechazar la referida solicitud.

The LESSEE may request that the LESSOR review and revise the financial covenants set out in paragraphs 8.19 to 8.22 above, to adjust them to comply with the then standard commercial financial and market conditions related to the Lessee at the time of the revision, at the discretion of the Lessor.

DEL USO, DEL MANTENIMIENTO Y DE LA RESPONSABILIDAD SOBRE LOS BIENES	USE, MAINTENANCE AND RESPONSIBILITY FOR PROPERTY

NOVENA.-  La ARRENDATARIA manifiesta que dará a los Bienes el uso correspondiente a una planta de producción de biodiesel y a un terminal de recepción, almacenamiento y despacho de combustible. En caso la ARRENDATARIA pretendiese emplear los Bienes para actividades distintas a las mencionadas, deberá obtener consentimiento previo y escrito por parte de la LOCADORA.

NINTH.- The LESSEE declares to use the Property as corresponds to a biodiesel production plant and fuel reception, storage and dispatch terminal. If the LESSEE tries to use the Property for activities different from those mentioned, it must obtain a prior written authorization of the LESSOR.

Adicionalmente, la ARRENDATARIA declara ser de su exclusiva responsabilidad que el uso de los Bienes objeto del presente Contrato, sea el adecuado al que se ha indicado en el párrafo anterior, exonerando de toda responsabilidad a la LOCADORA en caso que las autoridades administrativas, municipales o cualquier otra entidad competente no permita el uso de los Bienes para los fines perseguidos, manteniendo informada a la LOCADORA del uso que se les dé.

In addition, the LESEE declares to be exclusively responsible for the suitable use of Property, which are subject matter hereof, as indicated in previous paragraph, exempting the LESSOR from any responsibility in the event that administrative and local authorities or any other competent entity does not allow the use of Property for desired purposes, keeping the LESSOR informed about the use provided to it.

En especial, se deja expresa constancia que la ARRENDATARIA garantiza a la LOCADORA, sin perjuicio de las demás obligaciones que asume en el presente Contrato, que la mantendrá patrimonialmente indemne frente a cualquier contingencia, reclamo, pretensión, acción y/o requerimiento derivados de resoluciones judiciales firmes emitidas por autoridades competentes en última instancia en contra la LOCADORA, en su condición de propietaria de los Bienes, como consecuencia del uso que les dé la ARRENDATARIA.

Especially, it is expressly recorded that the LESSEE guarantees the LESSOR, notwithstanding the obligations assumed herein, to hold it financially harmless before any contingency, complaint, claim, action, and/or requirement derived from firm judicial ruling issued by competent authorities of last resort against the LESSOR, in its capacity of Property owner, as a result of the use provided by the LESSEE.

DECIMA.- Son de cargo de la ARRENDATARIA todas las reparaciones, el mantenimiento y la adecuada conservación que pudieran requerir o ser necesarias o conveniente realizar en los Bienes, siendo responsable la ARRENDATARIA frente a la LOCADORA por los daños, destrucción, pérdida y/o perjuicios que pudieran sufrir los Bienes, incluyendo los que se deriven de caso fortuito o la fuerza mayor.

TENTH.- The LESSEE is responsible for all repairs, maintenance and suitable preservation that may require or be necessary or convenient to make in the Property, being also responsible before the LESSOR for damages, destruction and/or loss that may suffer the Property, including those derived from Act of God or force majeure.

La ARRENDATARIA deberá dar cuenta inmediata a la LOCADORA de la magnitud de la reparación, siempre y cuando: (i) el monto de la reparación sea superior a US$ 100,000.00 (Cien mil y 00/100 Dólares Americanos), o (ii) dicho desperfecto pudiese conllevar un Cambio Material Adverso

The LESSEE shall inform immediately the LESSOR about the magnitude of repair, provided that (i) the repair amount is higher than US$ 100,000.00 (One hundred thousand and 00/100 US Dollars), or (ii) such damage might produce a Material Adverse Change.

En caso que se produzcan desperfectos, daños, destrucción, pérdida y/o perjuicios  en los Bienes, queda entendido que subsistirá la obligación de la ARRENDATARIA de pagar a la LOCADORA la totalidad de las Cuotas no vencidas, en las oportunidades establecidas en este Contrato.

In case of damages, destruction and/or loss in the Property, it is understood that the LESSEE’s obligation to pay the LESSOR the whole amount of overdue Installments, in the opportunities established herein, shall survive.

DECIMO PRIMERA.- La ARRENDATARIA se obliga a no hacer ninguna clase de modificaciones, alteraciones, adiciones o mejoras en los Bienes materia de este Contrato que implique menoscabo o detrimento del valor de los Bienes. En caso de cambios sustanciales a los Bienes, se deberá comunicar por escrito a la LOCADORA dentro de los treinta (30) Días posteriores de efectuado el cambio o modificación.

ELEVENTH.- The LESSEE undertakes not to make any change, alteration, addition or improvement in the Property, which are subject matter hereof, that involves damages or detriment of the Property value. In case of considerable changes to the Property, the LESSEE shall inform in writing to the LESSOR within thirty (30) Days after having made the change or alteration.

Cualquier modificación, alteración o mejora que la ARRENDATARIA realice en los Bienes quedará en beneficio de la LOCADORA. Toda reparación, cualquiera sea su naturaleza, importancia o urgencia serán de cuenta, costo y cargo de la ARRENDATARIA, sin derecho a reembolso o compensación alguna por parte de la LOCADORA.

Any change, alteration or improvement made by the LESSEE in the Property, shall remain in benefit of the LESSOR. The LESSEE shall be responsible for any repair, whatsoever its nature, importance or urgency, without any reimbursement or compensation by the LESSOR.

DECIMO SEGUNDA.- Asimismo, la ARRENDATARIA se obliga a no realizar actos que permitan la posesión total o parcial de los Bienes, o cesión o traspaso de derechos y obligaciones sobre los mismos, por parte de terceras personas, bajo cualquier título. La ARRENDATARIA se obliga a no traspasar o ceder total o parcialmente el uso de los Bienes sin contar con el consentimiento previo y por escrito de la LOCADORA. El incumplimiento de esta estipulación es causal de resolución del presente Contrato, pudiendo la LOCADORA resolverlo bajo los términos y condiciones establecidos en la Cláusula Trigésimo Sexta.

TWELFTH.- Also, the LESSEE undertakes not to carry out acts that allow the total or partial possession of the Property, or the assignment or transfer of rights and duties regarding it by a third party, under any title. The LESSEE undertakes not to transfer or cede totally or partially the use of the Property without having a prior written authorization of the LESSOR. Noncompliance with this provision shall be cause of termination of this agreement, in which case the LESSOR will be able to end it under the terms and conditions established in the Thirty-Sixth Clause.

Quedan excluidos de la obligación antes mencionada todos los actos y contratos derivados de las actividades inherentes al curso ordinario de los negocios de la ARRENDATARIA, tales como arriendo, subarriendo, almacenaje, guardianía, disposición de instalaciones, operación de terminales y administración. La relación antes mencionada es meramente enunciativa, por lo que se entenderá dentro de las actividades de la ARRENDATARIA, todas aquellas que se encuentren vinculadas al desarrollo de su negocio. En estos supuestos, la ARRENDATARIA se obliga frente a la LOCADORA en caso de resolución del Contrato, a ceder dichos contratos a favor de la LOCADORA o del tercero designado por ésta en tanto dichos contratos sean inherentes o necesarios para la explotación económica de los Bienes.

It is excluded from the obligation before mentioned any acts and agreements derived from activities inherent to the regular course of the LESSEE’s business, such as lease, sublease, storage, surveillance, facilities disposal, terminals operation and management. The abovementioned list is merely an example; therefore, all those activities related to the business development shall be understood as LESEE’S activities. In these cases, the LESSEE is obliged before the LESSOR in the event of termination of the Contract, to assign such contracts to the LESSOR or to the person appointed by the latter, provided that such contracts are inherent or necessary for the economic exploitation of the Goods.

Igualmente, queda expresamente establecido que la ARRENDATARIA podrá celebrar otros contrato de crédito o pactar nuevas facilidades crediticias con otras entidades financieras para la ampliación, mejora, ejecución de nuevos negocios o mantenimiento y expansión de su infraestructura para lo cual la LOCADORA colaborará con la ARRENDATARIA y, de ser el caso, suscribirá los actos jurídicos necesarios para que se pueda estructurar tales facilidades crediticias.

Likewise, it is expressly established that the LESSEE shall be able to sign other loan agreements or negotiate new credit facilities with other financial institutions for the extension, improvement, execution of new business, or maintenance and expansion of its infrastructure. For that purpose, the LESSOR shall collaborate with the LESSEE and, if applicable, sign legal acts necessary to constitute such credit facilities.

DECIMO TERCERA.- En caso que se produjera cualquier acto atentatorio a la libre posesión de los Bienes por terceras personas, la ARRENDATARIA, deberá dar aviso dentro del Día Hábil de ocurrido el hecho a la LOCADORA, sin perjuicio de iniciar las acciones correspondientes. La LOCADORA podrá exigir a la ARRENDATARIA la adopción de medidas y/o acciones que considere convenientes para recuperar la libre posesión sobre los Bienes, siendo de cargo de la ARRENDATARIA los gastos que se deriven de dichas medidas o acciones. En caso que la LOCADORA tuviera que efectuar algún pago para recuperar la libre posesión de los Bienes, los desembolsos que realice serán cobrados a la ARRENDATARIA, de conformidad con lo dispuesto en las Cláusula Décimo Séptima del presente Contrato.

THIRTEENTH.- If any act considered as an attack on the free possession of the property is produced by a third party, the LESSEE shall inform the LESSOR on the Working Day in which the fact has occurred, without prejudice to bring the corresponding actions. The LESSOR shall be able to demand the LESSEE for the adoption of measures and/or actions that may consider convenient to recover the free possession of the Property, being the LESSEE responsible for the expense derived from such measures or actions. In the event that the LESSOR has to pay in order to recover the free possession of the Property, the outlays made shall be collected to the LESSEE, according to Seventeenth Clause herein.

DECIMO CUARTA.- La ARRENDATARIA se obliga a obtener y mantener vigentes los permisos, autorizaciones, licencias y registros necesarios para el uso y explotación continua de los Bienes.	FOURTEENTH.- The LESSEE undertakes to obtain and keep the permits, authorizations, licenses and records necessary for the use and continuous operation of the Property.

La cancelación, falta de obtención, revocatoria, vencimiento o cualquier otra circunstancia similar de cualquier permiso, licencia, autorización, registro, certificado, declaratoria y, en general, de cualquier documento necesario para el uso sin interrupción alguna que la ARRENDATARIA dará a los Bienes o la falta de cumplimiento o cumplimiento parcial, tardío o defectuoso de cualquier requerimiento de los indicados en la presente cláusula no será causal para que la ARRENDATARIA incumpla los pagos a que se obliga por el presente Contrato, aún cuando tales circunstancias originen que a los Bienes no pueda dársele el uso que se pretende o se impida de cualquier forma su uso. El incumplimiento en la obtención o renovación de cualquier documento indicado en la presente cláusula será causal de resolución del presente Contrato bajo los términos y condiciones establecidos en la Cláusula Trigésimo Sexta, siempre que ello implique la paralización o suspensión de las actividades de la ARRENDATARIA y/o uso de los Bienes.

Cancellation, non-obtaining, revocation, expiration or any other similar circumstance of any permit, license, authorization, record, certificate, statement and, in general, any document necessary for the LESSEE to use the Property without interruption, or noncompliance or partial, belated or faulty compliance with any requirement indicated herein shall not be considered as grounds for noncompliance with payment to which the LESSEE is obliged hereunder, even when such circumstances originate that the Property may not be used as expected, or that use may be avoided whichever way. Noncompliance with the obtaining or renewal of any document indicated herein shall be considered as grounds for the termination hereof under the terms and conditions set forth in Thirty-Sixth Clause, provided that this results in the stoppage or suspension of the activities of the LESSEE and / or use of Goods.

DE LAS INSPECCIONES	INSPECTIONS
DECIMO QUINTA.-  La LOCADORA tiene derecho a inspeccionar los locales de la ARRENDATARIA en donde se encuentren los Bienes tantas veces como lo obligue la ley y adicionalmente una (1) vez al año, con la finalidad de cerciorarse que la ARRENDATARIA hace uso correcto de ellos. Por su parte, la ARRENDATARIA se obliga a facilitar dichas inspecciones.

FIFTHEENTH.-  The LESSOR has the right to inspect the LESSEE’s facilities, where the Property is located, every time the law requires it, and additionally, once (1) a year in order to be sure that the LESSEE uses them correctly. For its part, the LESSEE undertakes to facilitate such inspections.

La LOCADORA podrá realizar las inspecciones y constataciones referidas en presencia de un Notario Público designado por ella. Asimismo, la LOCADORA podrá solicitar a un perito independiente la valuación de los Bienes anualmente en aplicación de lo normado por la Superintendencia de Banca, Seguros y AFP. Se deja expresa constancia, que única y exclusivamente que los costos que genere la inspección y valuación de los Bienes por una (1) vez al año, serán por cuenta y riesgo de la ARRENDATARIA, previa aprobación del importe correspondiente, debiendo esta última rembolsar dichos gastos a la LOCADORA de conformidad con lo establecido en la Cláusula Décimo Séptima, siempre que dichos gastos sean debidamente sustentados por la LOCADORA. Cualquier inspección o valuación adicional, requerida por la LOCADORA por causas debidamente justificadas y distinta a las arriba señaladas, será asumida por la LOCADORA.

The LESSOR shall be able to carry out the referred inspections and verifications before a Notary Public appointed by it. The LESSOR shall be able also to ask an independent expert for the Property valuation once a year according to provisions set forth by the Superintendency of Banking and Insurance and Pension Fund Association. It is expressly recorded that only and exclusively the costs generated by the Property inspection and valuation once (1) a year shall be at the LESSEE’s cost and risk, prior approval of the corresponding amount. The LESSEE’S shall reimburse such expenses to the LESSOR pursuant to Seventeenth Clause, provided that such expenses are duly supported by the LESSOR. Any inspection or valuation additional to those previously mentioned, required by LESSOR and for duly justified reasons other than aforementioned, shall be assumed by the LESSOR.

Finalmente, queda establecido que sólo en el caso que alguna autoridad competente en cumplimiento de sus funciones exija a la LOCADORA una inspección o valuación adicional de los Bienes antes que se cumpla el plazo anual aquí establecido, la LOCADORA avisará a la ARRENDATARIA, quien quedará obligada a cumplir con dicho requerimiento.

Finally, it is established that only if any competent authority in the performance of his/her duties demands an additional Property inspection or valuation to the LESSOR before the annual term established herein, the LESSOR shall inform the LESSEE, who shall be obliged to comply with such requirement.

Toda inspección a ser llevada a cabo, deberá ser puesta en conocimiento de la ARRENDATARIA, por escrito, y  ésta tendrá que facilitar la inspección de los Bienes en un plazo máximo de cinco (05) Días Hábiles contados desde la recepción del correspondiente requerimiento, siempre que dicha inspección no perturbe el normal desarrollo de las actividades de la ARRENDATARIA.

Any inspection to be carried out shall be informed to the LESSEE in writing, and this one shall have to facilitate the Property inspection in a maximum term of five (05) Working Days counted from the reception of the corresponding requirement, provided that such inspection does not perturb the regular development of the LESSEE’s activities.

La LOCADORA podrá solicitar a la ARRENDATARIA y ésta se encontrará obligada a obtener dentro de los 30 días de recibido el requerimiento realizado por la LOCADORA, una validación de la tasación practicada por el Ingeniero Efraín Alatrista Gómez, de fecha 26 de mayo de 2009 respecto de los Bienes, la misma que será practicada por un perito valuador designado por la LOCADORA, dicha validación incluirá un inventario detallado y codificado de los Bienes y de existir cualquier diferencia con la relación de Bienes materia del Anexo 4 del Contrato, la ARRENDATARIA se obliga a suscribir los documentos públicos y/o privados que resulten necesarios para adecuar el Anexo 4 al inventario de Bienes detalladazo y codificado. Los costos materia de la validación e inventario serán asumidos íntegramente por la ARRENDATARIA.

The LESSOR may request to the LESSEE, and the latter will be obliged to obtain within 30 days from receiving the request made by the LESSOR, a validation of the valuation performed by the Engineer Efrain Alatrista Gomez, dated May 26, 2009 regarding the Goods, which shall be practiced by a professional valuator appointed by the LESSOR. This validation shall include a detailed and coded inventory of the Goods and if there were any difference with respect to the Goods listed in Annex 4 hereto, the LESSEE undertakes to sign all the public and/or private documents required to adapt the Annex 4 to the detailed and coded inventory of the Goods. The costs relating to the validation and inventory shall be borne entirely by the LESSEE.

DE LA CONSERVACION DEL MEDIO AMBIENTE	CONSERVATION OF ENVIRONMENT
DECIMO SEXTA.- La ARRENDATARIA declara que cumple con las normas legales vigentes relativas al medio ambiente.	SIXTEENTH.- The LESSEE declares to comply with the statutory provisions currently in force related to the environment.

Asimismo, la ARRENDATARIA se compromete a enviar a la LOCADORA, cada vez que esta lo solicite, una declaración suscrita por su representante legal o, alternativamente, una certificación de perito independiente, respecto del cumplimiento de las obligaciones que en materia ambiental, pudiera imponer la legislación vigente.

The LESSOR also undertakes to send the LESSOR, every time it requires it, a statement signed by its legal representative or, alternatively, an independent expert’s certification regarding the fulfillment of obligations that the current legislation may impose on environmental matters.

Sin perjuicio de lo anterior, la ARRENDATARIA autoriza a la LOCADORA, su representante o las personas que ésta designe, bajo su cuenta y costo, a verificar el cumplimiento por parte de la ARRENDATARIA de las obligaciones en materia ambiental, durante la vigencia del presente Contrato, obligándose a prestar las facilidades necesarias para tal verificación.

Notwithstanding the foregoing, the LESSEE authorizes the LESSOR, its representative or individuals appointed by itself, at its own cost, to verify that the LESSEE complies with obligations on environmental matters, during the validity hereof, undertaking to provide the opportunities necessary for such verification.

Se deja expresa constancia, que el costo involucrado, en uno u otro caso, será de cuenta y cargo de la ARRENDATARIA.	It is expressly recorded that the LESSEE shall assume the abovementioned cost, in any case.

Si debido al incumplimiento, por parte de la ARRENDATARIA, de las disposiciones legales vigentes aplicables sobre medio ambiente, así como de lo acordado en esta cláusula, la LOCADORA es multada o sancionada de forma alguna, la ARRENDATARIA asumirá el pago de las multas y demás gastos en los que podría incurrir la LOCADORA.

If, due to the noncompliance with the applicable current statutory provisions on environmental matters as well as this clause, the LESSOR is fined or sanctioned in any way, the LESSEE shall assume the payment of fines and other expenses in which the LESSOR may incur.

El incumplimiento de las disposiciones legales vigentes aplicables sobre medio ambiente, así como de lo acordado en esta cláusula, en su caso, es causal de resolución del presente Contrato, bajo los términos y condiciones establecidos en la Cláusula Trigésimo Sexta.

The noncompliance with the applicable current statutory provisions on environmental matters as well as this clause, where appropriate, is considered as grounds for termination hereof, under the following terms and conditions set forth in Thirty-Sixth Clause.

DE LOS PAGOS POSTERIORES	SUBSEQUENT PAYMENTS
DECIMO SEPTIMA.-	SEVENTEENTH.-

17.1       Fijado el Monto del Capital Financiado según el Anexo 2, en todos aquellos casos que la LOCADORA efectúe cualesquiera pagos que posteriormente correspondan ser trasladados a la ARRENDATARIA para su pago, se utilizará el procedimiento señalado en el numeral 17.2 siguiente.

17.1       Once the Financing Capital Amount has been fixed according to Appendix 2, in all those cases that the LESSOR makes any payment that correspond to be subsequently paid by the LESSEE, the procedure indicated below in item 17.2 shall be used.

17.2      Los pagos señalados en el numeral 17.1 anterior serán reembolsados por la ARRENDATARIA a la LOCADORA dentro de los cinco (5) Días Hábiles siguientes de recibido el aviso por parte de esta última. En cualquier caso, al importe del reembolso le será añadido el Impuesto General a las Ventas correspondiente y cualesquiera otros Tributos que en el futuro pudieran gravar al arrendamiento financiero o al los Bienes objeto del presente Contrato.  Queda establecido que lo señalado en el presente numeral resulta aplicable a todos los casos en los que proceda un reembolso como consecuencia de Tributos, multas, costos, gastos y cualquier otro concepto en los que haya incurrido la LOCADORA bajo el presente Contrato. En caso el desembolso que haya realizado la LOCADORA no hubiese sido realizado en Dólares de los Estados Unidos de América, sino en otra moneda, el valor de conversión de otra moneda a Dólares de los Estados Unidos de América será el correspondiente al tipo de cambio vigente al día de cada desembolso para las operaciones de compra de moneda extranjera, que publica la LOCADORA.

17.2       Payments indicated above in item 17.1 shall be reimbursed by the LESSEE to the LESSOR within the five (5) Working Days after having been informed by this last one. In any case, General Sales Tax and any other Tax, which in the future could be applied to the leasing or the Property, subject matter hereof, shall be added to the outlay amount. It is established that the contents of this item is applicable to any case involving an outlay as a result of taxes, fines, costs, expenses and any other item in which the LESSOR has incurred hereunder. If the outlay made by the LESSOR is in a different currency from US Dollars, the conversion value from another currency to US Dollars shall be the value corresponding to the current exchange rate on each outlay day for foreign currency purchase operations, published by the LESSOR.

DE LA VIGENCIA Y DEL PLAZO DEL CONTRATO	AGREEMENT VALIDITY AND TERM
DECIMO OCTAVA.- El plazo de vigencia del presente Contrato se encuentra señalado en el Anexo 1.	EIGHTEENTH.- The validity term hereof is indicated in Appendix 1.

Sin perjuicio de la entrada o no en vigencia de las obligaciones del presente Contrato, las partes reconocen que el Contrato se ha perfeccionado con el mero consentimiento de las partes, tal como lo estipula el Artículo 1352 del Código Civil. En consecuencia, no asiste a las partes la facultad de resolver unilateralmente el presente Contrato, salvo los casos expresamente contenidos en la ley o el propio Contrato. Sin que nada en este documento pueda entenderse en sentido contrario, la obligación de la LOCADORA de realizar el desembolso del Monto del Capital Financiado, está sujeta al cumplimiento de todas y cada una de las Condiciones Precedentes establecidas en la Cláusula Quinta a satisfacción de la LOCADORA.

Notwithstanding the validity or not of the obligations hereof, the parties recognize that the Agreement has been improved with their express consent, as stipulated in Article 1352 of Civil Code. Therefore, the parties are not empowered to unilaterally terminate this Agreement, except cases expressly contained in the law or the Agreement itself. Notwithstanding anything to the contrary in this Agreement, the LESSOR’s obligation to pay out the Financing Capital Amount, is subject to the fulfillment of all and each of the Conditions Precedent established in Fifth Clause to the LESSOR’s satisfaction.

Si dentro de los treinta (30) Días de suscrita la Escritura Pública que la presente minuta origine, la ARRENDATARIA no ha cumplido con las Condiciones Precedentes necesarias para efectuar el desembolso y por ende para que empiece a correr el plazo de vigencia establecido en la presente cláusula, la ARRENDATARIA cancelará a la LOCADORA todos aquellos gastos razonables debidamente sustentados que se hayan efectuado o cargos que se generen con motivo del presente Contrato o de su preparación, dentro de los dos (02) Días Hábiles siguientes a la recepción del requerimiento formulado, por escrito, con tal fin por la LOCADORA, en el cual detallará los conceptos y montos a cancelar. Quedará a criterio de la LOCADORA prorrogar el plazo de treinta días antes mencionado o proceder a resolver el contrato, bastando para ello el envío de una comunicación escrita a la ARRENDATARIA, sin responsabilidad para ninguna de las partes, salvo el pago de los gastos antes indicados a la LOCADORA.

If, within thirty (30) days from the signing of the Public Deed arising from the Minute hereto, the LESSEE has not fulfilled the Conditions Precedent necessary to make the outlay, and therefore, postpone the validity period established herein, the LESSEE shall pay the LESSOR all those reasonable expenses duly supported that have been incurred or charges that may be generated hereunder or by its preparation, within two (02) Working Days following to the reception of requirement formulated in writing by the LESSOR, in which the items and amounts payable will be detailed. The LESSOR shall be able to postpone the 30-day period above mentioned, or proceed to terminate the agreement, being necessary only the sending of a written notice to the LESSEE, without responsibility of any party, except the payment of expenses before indicated to the LESSOR.

DE LAS CUOTAS DE ARRENDAMIENTO FINANCIERO	LEASING INSTALLMENTS
DECIMO NOVENA.- La ARRENDATARIA se obliga al pago de las Cuotas de arrendamiento financiero de acuerdo al cronograma de pagos que se indica en el Anexo 2 que forma parte integrante del presente Contrato, las cuales incluyen la amortización del Monto del Capital Financiado y los Intereses.

NINETEENTH. The LESSEE shall pay leasing installments according to the payment schedule set forth in Appendix 2, which makes an integral part of this Agreement, including amortization of the Financing Capital Amount and Interests.

El Monto del Capital Financiado será repagado por la ARRENDATARIA en setenta y dos (72) Cuotas, las doce (12) primeras únicamente de Intereses y las siguientes sesenta (60) de capital e Intereses. El pago de las Cuotas será al final de cada mes vencido; siendo la primera Cuota pagadera al término del primer mes a partir de la fecha de desembolso del Monto del Capital Financiado; según se indica en el referido cronograma de pagos.

The Financing Capital Amount shall be repaid by the LESSEE in seventy-two (72) Installments, the first twelve ones (12) are only interests and the following sixty ones (60) are capital and interests. The Installments payment shall be made at the end of each month in arrears. The first Installment shall be paid at the end of the first month from the outlay date of the Financing Capital Amount; as indicated in the payment schedule.

Al importe total de cada Cuota de arrendamiento financiero se añadirá el correspondiente Impuesto General a las Ventas y cualesquiera otros Tributos que en el futuro pudieran gravar al arrendamiento financiero, o a los Bienes objeto del presente Contrato.
Value Added Tax and any other applicable taxes, which in the future could be applied to the leasing or the Property hereof, shall be added to the total amount of each Leasing Installment.

DEL MEDIO DE PAGO	METHOD OF PAYMENT
VIGESIMA.- La ARRENDATARIA autoriza desde ya a la LOCADORA para que debite de la Cuenta Pagadora –según este término es definido en el Contrato de Fideicomiso en Administración; o, en caso de falta de fondos en la referida cuenta, en cualesquiera de las cuentas que mantiene la primera en su institución, los importes necesarios a efectos de cumplir con cada una de las obligaciones que mantiene en virtud del presente Contrato; inclusive, pudiendo sobregirar las mismas. En su defecto, la ARRENDATARIA se compromete a pagar todas las obligaciones derivadas del presente Contrato en las oficinas de la LOCADORA o en el lugar y en la forma que ella indique.

TWENTIETH. From now on, the LESSEE authorizes the LESSOR to debit from the Beneficent Account- as this term is established in the Trust Management Agreement; or, in case of lack of funds in the mentioned account, in any of the accounts that the first one has in its institution, the necessary amounts in order to comply with each of its obligations established by virtue hereof; even being able to overdraw such accounts. Otherwise, the LESSEE undertakes to pay all obligations arising from this Agreement in the offices of the LESSOR or in the place and condition it specifies.

Las partes declaran que todos los pagos que realice la ARRENDATARIA a la LOCADORA, derivados del presente Contrato, deberán realizarse en Dólares de los Estados Unidos de América, con arreglo a lo establecido en el artículo 1237 del Código Civil. En consecuencia, las partes acuerdan expresamente, de acuerdo a la autorización contenida en el segundo párrafo del artículo 1237 citado, que el pago deberá hacerse, necesariamente, en Dólares de los Estados Unidos de América, renunciando la ARRENDATARIA a su facultad de hacer dichos pagos en moneda nacional.

The parties declare that all payments made by the LESSEE to the LESSOR shall be made in US Dollars in accordance with Article 1237 of the Civil Code. Therefore, the parties expressly agree, according to the authorization specified in the second paragraph of such Article that the payment shall be made necessarily in US Dollars, waiving the LESSEE its right to make such payments in local currency.

No obstante, la ARRENDATARIA podrá realizar los pagos en moneda nacional, previa autorización escrita por parte de la LOCADORA y siempre que se entregue a la LOCADORA el importe en moneda nacional que le permita adquirir de inmediato, en el momento de cada pago, los Dólares de los Estados Unidos de América por el monto establecido para las obligaciones pactadas en el presente Contrato. El valor de conversión de otra moneda a Dólares de los Estados Unidos de América será el correspondiente al tipo de cambio vigente al día de cada desembolso para las operaciones de compra de moneda extranjera, que publica la LOCADORA.

However, the LESSEE shall be able to make the payments in local currency, upon written authorization by the LESSOR and provided that the amount received is in local currency, allowing the LESSOR to buy immediately, at the moment of each payment, US Dollars in the established amount for the obligations agreed herein. The conversion value from other currency to US Dollars shall be at the current exchange rate on the date of each outlay for the purchase operations of foreign currency the LESSOR publishes.

DEL LOS PREPAGOS	PREPAYMENTS
VIGESIMO PRIMERA.- La ARRENDATARIA deberá comunicar a la LOCADORA, por escrito y con una anticipación de por lo menos treinta (30) Días, su intención de realizar un prepago.	TWENTY-FIRST. The LESSEE shall inform the LESSOR, upon thirty (30) days previous written notice, about its intention to make the prepayment.

Los prepagos voluntarios sólo podrán realizarse en las Fechas de Pago y por un monto mínimo de US$ 500,000 (Quinientos mil y 00/100 Dólares de los Estados Unidos de América), o por un múltiplo entero de ese monto o por el monto pendiente de pago; en cuyo caso, la ARRENDATARIA se encontraría autorizada a realizar de forma anticipada el ejercicio de la Opción de Compra.

Voluntary prepayments could only be made on the Payment Dates and in the minimum amount of US$ 500,000 (Five Hundred Thousand and 00/100 US Dollars), or in an integer multiple of that amount or in the outstanding amount; in which case the LESSEE would be authorized to carry out in advance the Purchase Option.

Los prepagos serán afectados por un pago adicional según el siguiente detalle:	Prepayments shall be subject to an additional payment as specified below:

21.1 En el año 1 el pago adicional por prepago será de 1.50% sobre el monto a prepagar.	21.1 In the first year, the additional payment per prepayment shall be 1.50% over the amount to be prepaid.

21.2 Entre el año 2 y el año 3 el pago adicional por prepago será de 1.00% sobre el monto a prepagar.	21.2 Between the second and third year, the additional payment per prepayment shall be 1.00% over the amount to be prepaid.

21.3 Entre el año 4 y el año 5 el pago adicional por prepago será de 0.50% sobre el monto a prepagar.	21.3 Between the fourth and fifth year, the additional payment per prepayment shall be 0.50% over amount to be prepaid.

21.4 A partir del año 6 los prepagos no estarán afectos a pago adicional alguno.	21.4 From the sixth year, prepayments shall not be subject to any additional payment.

Este pago adicional no resultará aplicable en los siguientes casos: (i) cuando el prepago se produzca con flujos originados en financiamientos otorgados por la LOCADORA u originados en la colocación de valores estructurados por la LOCADORA; (ii) cuando el prepago se produzca con flujos otorgados por personas naturales o jurídicas que participen en el capital social de la ARRENDATARIA, siempre que este prepago se dé para subsanar alguna causal de resolución del presente Contrato; (iii) cuando el prepago se produzca como consecuencia del reajuste de las Cuotas o del incremento de los Costos que la LOCADORA disponga en el marco de este Contrato; (iv) cuando el prepago se produzca como consecuencia de la cesión de posición contractual de este Contrato por parte de la LOCADORA; (v) cuando el prepago se produzca con recursos originados en el pago de una indemnización por los Seguros; y, (vi) cuando el prepago no sea voluntario o se produzca por exigencias de la LOCADORA.

This additional payment shall not be applicable in the following cases: (i) when the prepayment is made with cash flows from financing granted by the LESSOR or from structured stocks placement by the LESSOR; (ii) when the prepayment is made with cash flows granted by individuals or legal persons who participate in the LESSEE’s capital stock, provided that this prepayment is made to rectify any ground for termination hereof; (iii) when the prepayment is made as a consequence of the Installments readjustment or the Costs increase that the LESSOR provides within the frame of the Agreement; (iv) when the prepayment is made as a consequence of the contractual position transfer by the LESSOR; (v) when the prepayment is made with resources from insurance compensation; and, (vi) when the prepayment is not voluntary or is made by demands of the LESSOR.

Los prepagos voluntarios serán aplicados en el siguiente orden: a) gastos y/o Tributos; b) comisiones vencidas; c) intereses moratorios; d) Cuotas por vencer de acuerdo al nuevo cronograma de pagos que las partes acuerden.

Voluntary prepayment shall be applied as follows: a) expenses and/or Taxes; b) overdue commissions; c) default interests; d) Installments to become due according the new payment schedule agreed by parties.

Cualquier prepago voluntario estará afecto al Impuesto General a las Ventas.	Any voluntary prepayments shall be subject to General Sales Tax.

DEL ATRASO EN LOS PAGOS Y LA PENALIDAD POR INCUMPLIMIENTO	LATE PAYMENTS AND PENALTY FOR NONCOMPLIANCE

VIGESIMO SEGUNDA.- Las partes convienen que, de no ser efectuados los pagos por la ARRENDATARIA, en las fechas estipuladas en el presente Contrato, la ARRENDATARIA incurrirá en mora automáticamente, según lo dispuesto por el numeral 1 del artículo 1333 del Código Civil y asumirá todos los costos y gastos que se deriven de la cobranza judicial y/o extrajudicial, incluyendo los honorarios de abogados, por tanto no será necesaria la intimación al deudor para que la mora exista. El interés moratorio, en caso se configure una causal de resolución de incumplimiento será equivalente a, agregar a la tasa de interés compensatorio pactada, dos puntos porcentuales.

TWENTY-SECOND. The parties agree that if the payments were not made by the LESSEE in the dates set forth herein, the LESSEE would incur in late payment penalties automatically, according to item 1 of Article 1333 of the Civil Code and would assume all the costs and expenses resulting from the court or out-of-court action for collection, including attorneys’ fees. Therefore, it shall not be necessary to demand the debtor for the existence of penalties. If there are Grounds for Terminationof noncompliance with payment, the default interest shall be equal to added to the compensatory interest rate two percentage points.

En caso, durante la vigencia del Contrato, la ARRENDATARIA incumpliera con una cualquiera de las obligaciones no dinerarias asumidas frente a la LOCADORA y como consecuencia de ello se configure una causal de resolución conforme a lo indicado en la clausula Trigésimo Sexta de este Contrato; estando facultada la LOCADORA para resolver el CONTRATO, la LOCADORA tendrá la facultad de requerir a la ARRENDATARIA el pago de una suma en calidad de penalidad que resulte de aplicar el equivalente al  2% del saldo de principal insoluto dividido entre trescientos sesenta (360) por el número de días transcurridos desde la fecha en que la LOCADORA comunique  por escrito a la ARRENDATARIA que, pese a haberse configurado una causal de resolución la LOCADORA ha decidido no resolver el Contrato y exhorta a la ARRENDATARIA a la subsanación  de la causal de resolución configurada, en un determinado plazo, hasta su subsanación. La comunicación arriba indicada deberá ser aceptada por escrito por parte de la ARRENDATARIA, dentro del segundo DÍA HÁBIL de haber sido recibida, para que la misma surta efecto. La aceptación obliga a la ARRENDATARIA a efectuar el pago de la penalidad pactada y suspende, por el plazo otorgado a la ARRENDATARIA, el derecho que tiene la LOCADORA de resolver el Contrato por la causal de resolución configurada que diera mérito al pago de la mencionada penalidad.

If, during the term of the contract, the LESSEE failing to comply with any of the non-monetary obligations assumed with LESSOR and as a consequence of this is a causal set resolution in accordance with the Thirty-Sixth Clause of this Agreement; being the LESSOR with the power to terminate the contract, LESSOR has the faculty to require the LESSEE to pay a monetary penalty as that resulting from applying the equivalent to 2% of the remaining unresolved balance divided between three hundred sixty (360) by number of days from the date the LESSOR communicated in writing to LESEE, despite having set a causal of resolution LESSOR has decided not to terminate the Agreement and calls upon the LESSEE to remedy the cause of the resolution configured within a certain period, until they cure. Communication above must be accepted in writing by LESEE within the second working day of being received, so that it takes effect. Acceptance requires the LESSEE to pay the agreed penalty and suspends for the period granted to the LESSEE, the right of LESSOR to terminate the Contract by the causal of resolution that gave origin to the payment of such penalty.

INAPLICABILIDAD DEL MEDIO DE PAGO	INAPLICABILITY OF THE METHOD OF PAYMENT
VIGESIMO TERCERA.- Las partes declaran y reconocen que ha sido elemento esencial para la celebración del Contrato el que las Cuotas sean establecidas en Dólares de los Estados Unidos de América y que sean pagadas en dicha moneda, salvo que la LOCADORA consienta en lo contrario por escrito. Atendiendo a ello, las partes convienen de manera expresa que si en cualquier momento durante la vigencia del presente Contrato se dictara una norma que impida la contratación en moneda extranjera en el país, que impida el pago de obligaciones en moneda extranjera o que impida la libre compra y/o venta de moneda extranjera en el país, de manera que resulte imposible que la ARRENDATARIA cumpla con el pago de las obligaciones a su cargo en Dólares de los Estados Unidos de América, la LOCADORA de común acuerdo con la ARRENDATARIA fijará las nuevas Cuotas en moneda nacional y los reajustes a los cuales estarían afectas las mismas, Cuotas que regirán hasta el término del Contrato.

TWENTY-THIRD. The parties declare and acknowledge that the fact that the Installments are established in US Dollars and paid in such currency, unless the LESSOR otherwise notes in writing, has been a key element for entering into the Agreement. Therefore the parties expressly agree that if at any time during the term of this Agreement, a regulation is announced preventing contracts in foreign currency in the country, payment of obligations in foreign currency and/or free foreign exchange trading, so that the LESSEE could not fulfill its obligations of payment in US Dollars, the LESSOR by mutual agreement with the LESSEE shall establish new Installments in local currency and readjustments to which such installments will be subject. These Installments shall be effect until the termination of the Agreement.

De no lograrse un acuerdo al respecto en un plazo de treinta (30) Días siguientes a la fecha de publicación de tal norma, las partes acuerdan desde ya que la LOCADORA podrá declarar la resolución del Contrato bastando para ello simple comunicación por escrito en tal sentido, resolución que surtirá efecto automáticamente y de pleno derecho desde la fecha de recepción de dicha comunicación, debiendo la ARRENDATARIA poner a disposición de la LOCADORA los Bienes de acuerdo con el procedimiento establecido en la Cláusula Trigésimo Sexta. En caso no proceda con lo requerido, la ARRENDATARIA continuará pagando mensualmente, por concepto de indemnización, el equivalente al importe de la Cuota más alta del Contrato, sin perjuicio del derecho de la LOCADORA a tomar posesión de los Bienes, con arreglo a lo previsto en la Cláusula Trigésimo Sexta del presente Contrato.

If no agreement is reached in a thirty-day (30) period after the publication date of such regulation, from now on the parties agree that the LESSOR shall be able to declare the termination of the Agreement with just a simple written notice. The termination shall take effect automatically under law, from the date such notice is received and the LESSEE shall put the Property at the disposal of the LESSOR according to the procedure set forth in Clause Thirty-sixth. If it is not applicable, the LESSEE shall continue paying on a monthly basis, for compensation, the amount of the highest Installment of the Agreement, notwithstanding the LESSOR’s right to take possession of the Property in accordance with Clause Thirty-sixth hereof.

DE LA IMPUTACION DE LOS PAGOS	IMPUTATION OF PAYMENTS
VIGÉSIMO CUARTA.- Todo pago que realice la ARRENDATARIA se aplicará primero a los costos y gastos incurridos, después a los Intereses y, por último, al pago de las Cuotas impagas de arrendamiento financiero.
TWENTY-FOURTH. All payment made by the LESSEE shall be applied first to the costs and expenses incurred, then, to the Interests and finally, to the outstanding Installments payments of leasing.

REAJUSTE DE CUOTAS	INSTALLMENTS READJUSTMENTS
VIGESIMO QUINTA.- Se deja expresa constancia que las Cuotas podrán ser reajustadas, a juicio de la LOCADORA en caso de variación o modificación del régimen tributario, regulatorio o legal existente que afecte a la LOCADORA por concepto de los Bienes materia del Contrato o por el Contrato en sí, a fin de trasladarle a la ARRENDATARIA el impacto económico correspondiente al eventual pago que por los Bienes o por el Contrato, realice la LOCADORA por concepto de cualquier impuesto que grave y/o que en el futuro pueda gravarlo.

TWENTY-FIFTH. It is expressly stated that the Installments could be readjusted according to the LESSOR’s judgment in case of variation or amendment of the current tax, regulatory or legal system that affects the LESSOR regarding the Property or the Agreement itself. Thus, the LESSEE shall receive the economic impact corresponding to the prospective payment for the Property or for the Agreement made by the LESSOR for any taxes it applies and/or may apply in the future.

En estos casos, la LOCADORA requerirá a la ARRENDATARIA la suscripción de la adenda de modificación del presente Contrato. Si la ARRENDATARIA no cumple con formalizar la minuta y la escritura pública de la adenda señalada dentro de los treinta (30) Días siguientes de recibido dicho requerimiento, la ARRENDATARIA incurrirá en causal de resolución, quedando la LOCADORA facultada a resolver el presente Contrato con arreglo a lo estipulado en la Cláusula Trigésimo Sexta.

In these cases, the LESSEE shall be required by the LESSOR to sign the amendment addendum of this Agreement. If the LESSEE does not comply with formalizing the minute and the public deed of the mentioned addendum within thirty (30) days after such request, the LESSEE shall fall into ground for termination, entitling the LESSOR to terminate this Agreement in accordance with Clause Thirty-sixth.

Sin perjuicio de lo señalado líneas arriba, si como consecuencia del reajuste de Cuotas la ARRENDATARIA decide efectuar el prepago total o precancelación de este Contrato, ésta no estará obligada a realizar el  pago adicional a que se refiere la Cláusula Vigésimo Primera de este Contrato.

Notwithstanding the above mentioned, if, as a result of the Installments readjustments, the LESSEE decides to make the prepayment of this Agreement; the LESSEE shall not be obliged to make the additional payment according to Clause Twenty-first hereof.

DE LA OPCION DE LA COMPRA	PURCHASE OPTION
VIGESIMO SEXTA.-
26.1    La LOCADORA otorga Opción de Compra a la ARRENDATARIA sobre los Bienes por el monto (precio) que se indica en el Anexo 1, importe al que se añadirá el Impuesto General a las Ventas y cualesquier otro tributo que afecte la operación de venta.

26.1    TWENTY-SIXTH. The LESSOR grants purchase option to the LESSEE for the Property in the amount (price) specified in Appendix 1. General sales tax and any other tax applicable to sales operations shall be added to such amount.

26.2    La Opción de Compra podrá ser ejercida por la ARRENDATARIA: (i) durante la vigencia del Contrato hasta los treinta (30) Días posteriores al pago de la última Cuota, (ii) en cualquier momento durante la vigencia del Contrato mediante el prepago o pago anticipado del total de las cuotas y cualquier otra obligación pecuniaria pendiente de pago. Queda claro que el ejercicio de la Opción de Compra únicamente surtirá efectos si la ARRENDATARIA hubiese cumplido con el pago de todas y cada una de las Cuotas y demás obligaciones pecuniarias derivadas del Contrato, no adeudando suma alguna a la LOCADORA derivada del mismo.

26.2    The Purchase Option could be exercised by the LESSEE: (i) during the term of the Agreement until thirty (30) days after the last payment of fees, (ii) at any time during the contract through prepayment or payment in advance of the total debt and any other financial obligation outstanding. It is clear that the exercise of the Purchase Option shall only take effect if the LESSEE had complied with the payment of all and each of the Installments and other financial obligations derived from the Agreement, without owing any amounts to the LESSOR therefrom.

El monto que corresponda por el ejercicio de la Opción de Compra deberá ser cancelada por la ARRENDATARIA dentro de los treinta (30) Días siguientes al pago de la última Cuota –siempre que se cumplan los requisitos establecidos en el párrafo precedente-. La ARRENDATARIA expresa su total, absoluta e irrevocable aceptación a esta estipulación.

The corresponding amount for the exercise of Purchase Option shall be paid by the LESSEE within thirty (30) Days after the payment of the last Installment, provided that the requirements specified in the previous paragraph are met. The LESSEE expresses its total, absolute and irrevocable acceptance of this provision.

26.3    Sin que nada en este Contrato pueda entenderse en sentido distinto, la LOCADORA unilateralmente podrá ampliar el plazo de treinta (30) Días en caso así lo considere necesario para la correcta administración del Contrato.

26.3    Without nothing in this agreement may be seen as quite different, LESSOR may unilaterally extend the period of thirty (30) days if it so deems necessary for the proper administration of the Contract.

26.4    Las partes dejan expresa constancia que la ARRENDATARIA podrá ejercer la Opción de Compra incluso en el caso de encontrarse incursa en causal de resolución contractual de acuerdo con la Cláusula Trigésimo Sexta, siempre que el Contrato no haya sido resuelto por la LOCADORA.

26.4    The parties expressly state that the LESSEE could exercise purchase option even when falls into contractual Ground for Termination according to Clause Thirty-sixth, provided that the Agreement has not been terminated by the LESSOR.

26.5 El no ejercer o perder la Opción de Compra, no generará variación alguna en las obligaciones derivadas de este Contrato que pudieran encontrarse pendientes de pago.	26.5 Not to exercise or lose Purchase Option shall not generate any changes in obligations derived therefrom that can be unpaid.

DE LOS SEGUROS	INSURANCES
VIGESIMO SEPTIMA.- De conformidad con las normas aplicables, los Bienes deberán estar adecuadamente cubiertos contra todo riesgo susceptible de afectarlos o destruirlos, durante toda la vigencia del Contrato y en tanto la ARRENDATARIA deba aún pagar cualquiera de  las obligaciones derivadas del mismo. Para ello, la ARRENDATARÍA deberá contratar una póliza de seguro con una compañía de primer nivel, de manera tal que los Bienes se encuentren asegurados contra todo riesgo, incluyendo los riesgos de huelga, conmoción civil, daño malicioso, vandalismo y terrorismo, responsabilidad civil y cualesquiera otros que la LOCADORA crea conveniente.

TWENTY-SEVENTH. In accordance with the applicable regulations, the Property shall be properly insured for all risk that may affect or destroy them during the term of the Agreement, and provided that the LESSEE must still make any payments from it. For this, the LESSEE shall acquire an insurance policy of a first-class company so that the Property is insured for all risk, including strike-risks, civil commotion, malicious damage, vandalism and terrorism, civil responsibility and any other that the LESSOR deems convenient.

A solicitud de cualquiera de las partes y siempre que ello se encuentre debidamente justificado y resulte posible de acuerdo con las normas, prácticas y costumbres del mercado, el monto asegurado o los riesgos cubiertos por el seguro podrán ser ampliados y la prima y gastos que se devenguen con motivo de esta ampliación, serán de cuenta y cargo de la ARRENDATARIA.

Upon request of any of the parties and provided that it is duly justified and may be possible, according to regulations, practices and customs of the market, the amount insured or the risks covered by the insurance could be extend and the premium and expenses accruing from this extension shall be paid by the LESSEE.

La póliza debe estar endosada en favor de la LOCADORA o, en caso no resulte posible dicho endoso por causas no imputables a las partes, se deberá incluir como beneficiario adicional a la LOCADORA.  La póliza debe cubrir a los Bienes contra todo riesgo o eventualidad de pérdida o daño físico, cualquiera sea su naturaleza, sin reserva ni limitación alguna, incluyendo los riesgos de huelga, conmoción civil, daño malicioso, vandalismo y terrorismo, responsabilidad civil y cualesquiera otros que la LOCADORA indique.  El monto mínimo de cobertura deberá ser suficiente para cubrir, durante toda la vigencia del presente Contrato, el valor de reposición de los Bienes.

The policy shall be endorsed in favor of the LESSOR or, if it is not possible to make such endorsement for reasons beyond either party’s control, the LESSOR shall be specified as additional beneficiary. The policy shall cover the Property against all risks or possible loss or physical damage, whichever nature, without reservation or limitation, including strike risks, civil commotion, malicious damage, vandalism, terrorism, civil responsibility and any others the LESSOR indicates. The minimal amount of coverage shall be enough to cover the replacement cost of the Property during the term hereof.

Para tal efecto, la ARRENDATARIA deberá remitir a la LOCADORA, para su aprobación, antes de firmar la Escritura Pública que la presente minuta origine, la póliza de seguros, cláusulas y anexos, con el endoso de cesión de derechos a favor de la LOCADORA o la inclusión de la misma como beneficiario adicional, según corresponda, incluyendo las siguientes estipulaciones que se detallan a continuación, y con una copia de la factura por el pago de la prima de seguros debidamente cancelada:

For this purpose, the LESSEE shall send the LESSOR, for approval, before signing the Public Deed arising from the Minute hereto, the insurance policy, clauses and Appendixes, endorsing the transfer of rights in favor of the LESSOR or specifying it as additional beneficiary, as applicable, and including the following provisions that are detailed below and a copy of the invoice for insurance premium payment duly made:

27.1    La obligación de la aseguradora de dar aviso notarial a la LOCADORA con treinta (30) Días de anticipación a la fecha de vencimiento de la póliza. En caso de faltar este aviso la aseguradora no podrá oponer a la LOCADORA la eventual falta de renovación o falta de pago de las primas, las que se tendrán por pagadas y por tanto vigentes los derechos de la LOCADORA sobre la parte del seguro interesado.

27.1    The Insurer shall send a notary notice to the LESSOR with thirty (30) days in advance as of the due date of the policy. If there is no notice, the insurer shall not be able to claim the LESSOR the possible lack of renewal or non-payment of the premiums, which shall be paid and, therefore, the rights of the LESSOR shall be in force on the interested insurance part.

27.2    La especificación de que las pólizas no podrán ser anuladas o quedar sin efecto sin que medie aviso escrito o notarial a la LOCADORA por la aseguradora, con un mínimo de treinta (30) Días de anticipación.
27.2 Provision that states that policies shall not be annulled or ineffective without a notary or written notice to the LESSOR from the insurer with a minimum of thirty (30) days in advance.

27.3    Constancia de que en caso de renovación estas estipulaciones quedarán automáticamente insertas al endoso en las condiciones especiales, mientras se mantenga vigente el Contrato con la LOCADORA aún cuando no exista indicación escrita que así lo exprese.

27.3    Evidence that in case of renewal, these provisions shall be automatically included upon endorsement in special conditions, provided that the Agreement with the LESSOR remains in force, even though there is no written notice that expresses the foregoing.

27.4    Especificación por la aseguradora de que la póliza no se invalidará por el hecho de que el asegurado omita involuntariamente declarar cualquier circunstancia que deba considerarse de importancia para la estimación de la gravedad de riesgo, cuando dicha circunstancia haya estado probadamente fuera del control y/o conocimiento del asegurado.

27.4    Provision stated by the insurer specifying that the policy shall not be void just because the insured omits to declare involuntarily any circumstances that may deem important for estimating the seriousness of the risk, when it has been proved to be out of control and/or unknown by the injured.

27.5    Constancia de que en caso de un eventual siniestro la aseguradora será responsable frente a la LOCADORA, hasta por el límite máximo total indicado en la póliza como suma asegurada. No será de aplicación la cláusula de seguro insuficiente.  Asimismo, los siniestros ocurridos a los Bienes serán indemnizados, sin el requerimiento de una previa aprobación de la ARRENDATARIA, directamente a la LOCADORA, en su calidad de propietaria del bien asegurado y endosataria de la póliza hasta por el monto máximo indicado y detallado en el endoso debiendo ser el Convenio de Ajuste suscrito directamente por la LOCADORA.

27.5    Evidence that in case of a possible loss event, the insurer shall be responsible before the LESSOR, up to the total maximum limit specified in the policy as insured amount. Insufficient insurance clause shall not be applicable. Moreover, in the event of any damage in the Personal Property, such Personal Property shall be compensated, without a previous approval by the LESSEE, directly to the LESSOR as owner of the insured property and policy endorsee, for a maximum amount specified and detailed in the endorsement, which Adjustment Agreement shall be signed by the LESSOR.

La ARRENDATARIA se obliga a mantener vigente la póliza de seguro durante todo el plazo del Contrato, a pagar las primas que se devenguen de la renovación de cada anualidad y a remitir a la LOCADORA una copia de la renovación anual con una anticipación no menor a quince (15) Días Hábiles antes de su vencimiento.

The LESSEE agree to keep in effect the insurance policy during the Agreement term; pay the premiums accrued from the renewal of each annuity and send a copy of the annuity renewal to the LESSOR at least fifteen (15) Working Days in advance before it expires.

En caso que la ARRENDATARIA no cumpliera con remitir a la LOCADORA la póliza de seguro dentro del plazo indicado, la LOCADORA podrá contratar tales seguros, o sus renovaciones y/o pagar las primas insolutas.  Dichos desembolsos efectuados por la LOCADORA, serán trasladados a la ARRENDATARIA para su reembolso conforme a lo previsto en la Cláusula Décimo Séptima del presente Contrato.

In case the LESSEE does not comply with sending the insurance policy to the LESSOR within the established term, the LESSOR shall be able to acquire such insurances or renovate them and/or pay the unpaid premiums.  Such outlays made by the LESSOR shall be conveyed to the LESSEE for its refund in accordance with Seventeenth Clause hereof.

Si por cualquier razón la aseguradora se negara a pagar la indemnización, incluso en el caso de ausencia de culpa, es obligación de la ARRENDATARIA continuar cumpliendo con todas las obligaciones pendientes derivadas del presente Contrato hasta la finalización del plazo contractual porque la ARRENDATARIA asume el riesgo de pérdida de los Bienes, por lo que su destrucción o pérdida no la libera del pago de las prestaciones a las que se ha obligado de acuerdo al presente Contrato.

If, for any reasons, the Insurance Company refuses to pay the compensation, even in case of fault absence, the LESSEE must continue complying with all its outstanding obligations arising from this Agreement until the completion of the contractual term, as the LESSEE assumes the loss risk of the Property. Therefore their destruction or loss does not allow the LESSEE to get rid of the benefits payment undertaken according to this Agreement.

En caso ocurriera algún siniestro respecto de cualquiera de los Bienes asegurados, la ARRENDATARIA podrá efectuar la reparación o reposición de los mismos y solicitar a la Compañía de Seguros la indemnización o pago correspondiente. Si la Compañía de Seguros cumple con el pago de la indemnización directamente a la LOCADORA, ésta deberá cumplir con transferir los recursos correspondientes a la cuenta que para tal efecto le indique la ARRENDATARIA dentro de un plazo máximo de tres (3) Días Hábiles de recibidos los mismos siempre que: (i) No se haya configurado alguna causal de resolución de este Contrato; y, (ii) la ARRENDATARIA haya presentado a la LOCADORA el sustento respectivo de la reparación o reposición del Bien siniestrado, el mismo que será validado por un informe emitido por un tercero especialista en la materia, quien deberá ser designado por la ARRENDATARIA y aprobado la LOCADORA, dentro del segundo DÍA HÁBIL de comunicada la designación. En caso la LOCADORA no se pronuncie sobre la designación en el plazo señalado, se entenderá aprobado.

If there are any losses regarding any of the insured Property, the LESEE shall be able to carry out their repair or replacement and request the compensation or the corresponding payment to the Insurance Company. If the Insurance Company does not comply with making the financial compensation directly to the LESSOR,  it shall transfer the corresponding resources to the account indicated by the LESSEE for that purpose, within a maximum term of three (3) Working Days from having received them, provided that: (i) has not been set any grounds for termination hereof; and, (ii) the LESSEE has submitted the LESSOR the respective support of repair or replacement of the damaged Property, which will be validated by a report issued by a third party expert on the matter, who shall be designated by LESEE and approved by LESSOR within the second working day of communication of such designation. In case of LESSOR does not act on the designation in the term mentioned above, shall be deemed approved.

DE LAS GARANTÍAS	GUARANTEES
VIGESIMO OCTAVA.- La operación de retro-arrendamiento financiero objeto del presente Contrato cuenta con las siguientes Garantías:	TWENTY-EIGHT. The leaseback operation, subject matter hereof, has the following guarantees:

28.1 Fideicomiso de Administración, de conformidad con el Contrato de Fideicomiso en Administración.	28.1 Trust Management, in accordance with the Trust Management Agreement.

28.2 Hipoteca sobre el terreno ubicado en Avenida Nestor Gambetta, S/N, Km 11.50 Lote B-2, Callao; de conformidad con el Contrato de Hipoteca.	28.2 Mortgage of the land located at Avenida Nestor Gambetta, S/N, Km 11.50 Lote B-2, Callao; in accordance with the Mortgage Agreement.

28.3 Contrato de Constitución de Derecho de Superficie sobre el terreno referido en el numeral 28.2 anterior.	28.3 Surface Rights Agreement of the land specified in item 28.2.

28.4    Cesión de posición contractual del Contrato de Alquiler relacionado al inmueble ubicado en Calle Juno, Lote 6-B, MzC, Urb. La Campiña, Chorrillos; de acuerdo con el Contrato de Cesión de Posición Contractual.

28.4    Transfer of contractual position of the Leasing Agreement related to the property located at Calle Juno, Lote 6-B, MzC, Urb. La Campiña, Chorrillos, according to the Contractual Rights Assignment Agreement.

28.5    Cesión de los derechos procedentes de las indemnizaciones derivadas de las pólizas de seguro relacionados a los activos y de responsabilidad civil; de conformidad con la Cláusula Vigésimo Séptima.
28.5 Transfer of Rights from compensations derived from insurances policies related to assets and civil responsibility; pursuant to Twenty-seventh Clause.

DE LAS ESTIPULACIONES ADICIONALES	ADDITIONAL PROVISIONS
VIGÉSIMO NOVENA.-  La ARRENDATARIA ratifica expresamente que la única y exclusiva propietaria de los Bienes materia del presente Contrato será la LOCADORA y, por ello, la ARRENDATARIA no podrá disponer, enajenar o constituir gravámenes de cualquier naturaleza sobre dichos Bienes. Quedan excluidos de la obligación antes mencionada todos los actos y contratos derivados de las actividades inherentes al curso ordinario de los negocios de la ARRENDATARIA, tales como arriendo, subarriendo, almacenaje, guardianía, disposición de instalaciones, operación de terminales y administración. La relación antes mencionada es meramente enunciativa, por lo que se entenderá dentro de las actividades de la ARRENDATARIA, todas aquellas que se encuentren vinculadas al desarrollo de su negocio.

TWENTY-NINTH.  The LESSEE expressly ratifies that the only owner of the Property, subject matter hereof, shall be the LESSOR and therefore, the LESSEE shall not be able to dispose, sell or encumber taxes of any other nature on such Property. It is excluded from the obligation before mentioned any acts and agreements derived from activities inherent to the regular course of the LESSEE’s business, such as lease, sublease, storage, surveillance, facilities disposal, terminals operation and management. The abovementioned list is merely an example; therefore, all those activities related to the business development shall be understood as LESEE’S activities.

El incumplimiento de lo estipulado en la presente cláusula será causal de resolución del presente Contrato bajo los términos y condiciones establecidos en la Cláusula Trigésimo Sexta.	Failure to comply with the stated in this clause shall be subject to Thirty-sixth Clause.

La LOCADORA declara que no hará objeción alguna a la aplicación de las normas y principios contables pertinentes que efectúe la ARRENDATARIA, para el tratamiento contable del presente Contrato.  Sin perjuicio de lo expuesto, la ARRENDATARIA se obliga a mostrar en sus estados financieros y anexos a la LOCADORA como propietaria de los Bienes revelando las condiciones relevantes del presente Contrato.

The LESSOR declares that any objection shall be made to the application of the relating accounting regulations and principles that the LESSEE makes, by virtue of the accounting management hereof.  Notwithstanding the foregoing, the LESSEE agrees to show its financial statements and appendixes to the LESSOR, as the Property owner, revealing the important conditions hereof.

TRIGESIMA.- La ARRENDATARIA presta su conformidad y expresamente autoriza a la LOCADORA para ceder o transmitir total o parcialmente todos los derechos y obligaciones derivados de este Contrato en favor de un tercero, de acuerdo con las reglas establecidas en el párrafo subsiguiente.

THIRTY. The LESSEE agrees and expressly authorizes the LESSOR to transfer or convey all rights and obligations arising herefrom in favor of a third party, according the rules established in subsequent section.

Este pacto comprende tanto la cesión de derechos como la cesión de la posición contractual. Asimismo, la LOCADORA podrá afectar o dar en garantía, cualquiera sea la forma que se elija, los derechos que este Contrato le confiere.

This agreement includes the transfer of rights as well as the transfer of contractual position. Likewise, the LESSOR shall be able to affect or give as a guarantee, whichever method it chooses, the rights granted hereunder.

A tal efecto, deberán observarse las siguientes reglas: (i) el cesionario o cesionarios deberán ser entidades de crédito nacionales o extranjeras cuyo domicilio fiscal no se encuentre ubicado en un paraíso fiscal calificado como tal por las normas tributarias peruanas; (ii) la LOCADORA deberá comunicar en forma escrita la cesión a la ARRENDATARIA con una anticipación no menor a treinta (30) Días a la fecha en que tendrá lugar, debiendo indicar en dicha comunicación el nombre del cesionario, si la cesión se efectúa en forma total o parcial y en este último caso, el importe de la cesión; (iii) la cesión deberá ser efectiva en una Fecha de Pago; (iv) la cesión deberá formalizarse mediante escritura pública; (v) la ARRENDATARIA tendrá el derecho de pagar anticipadamente todas las Cuotas y obligaciones dinerarias pendientes de pago, en cuyo caso no resultará de aplicación la comisión de prepago establecida en la Cláusula Vigésimo Primera de este Contrato; (vi) los gastos derivados de la cesión señalada en este numeral serán asumidos íntegramente por la LOCADORA; y, (vii) la LOCADORA no podrá ceder su posición o sus derechos derivados del presente Contrato, cuando la referida cesión determine un perjuicio o menoscabo en los derechos asumidos por la ARRENDATARIA en el presente Contrato.

For this reason, the following rules shall be seen: (i) the transferee or transferees shall be national or foreign credit entities whose legal address is not located in a tax haven named as such by Peruvian tax regulations; (ii) the LESSOR shall inform in writing the transfer to the LESSEE at least thirty (30) days in advance as of the transfer date, indicating the transferee’s name, if it is a total or partial transfer, in this last case, the transfer amount; (iii) the transfer shall be made in a Payment Date; (iv) the transfer shall be formalized by public deed;(v) the LESSEE shall have the right to pay in advance all the past due monetary Installments and obligations, in which case the prepayment commission set forth in Twenty-first Clause hereof is not applicable, (vi) the transfer expenses mentioned in this item shall be totally assumed by the LESSOR; and, (vii) the LESSOR shall not be able to transfer its position or rights arising herefrom, if such transfer may adversely affect or impair the rights assumed by the LESSEE herein.

La ARRENDATARIA no podrá ceder ni traspasar los Bienes ni los derechos u obligaciones nacidos del presente Contrato, ni gravar en forma alguna los Bienes, ni subarrendar o transmitir la posesión de los Bienes, sin previo consentimiento de la LOCADORA formulado por escrito, bajo pena de resolución del presente Contrato de conformidad con la Cláusula Trigésimo Sexta. Quedan excluidos de la obligación antes mencionada todos los actos y contratos derivados de las actividades inherentes al curso ordinario de los negocios de la ARRENDATARIA, tales como arriendo, subarriendo, almacenaje, guardianía, disposición de instalaciones, operación de terminales y administración. La relación antes mencionada es meramente enunciativa, por lo que se entenderá dentro de las actividades de la ARRENDATARIA, todas aquellas que se encuentren vinculadas al desarrollo de su negocio. En cualquier caso, la vigencia de los contratos derivados de las actividades inherentes al curso ordinario de los negocios de la ARRENDATARIA dependerá de la vigencia del Contrato de Retro-arrendamiento Financiero, con lo cual, a la conclusión de éste, aquellos quedarán fenecidos automáticamente y de pleno derecho; salvo que el Contrato de Retro-Arrendamiento Financiero concluya por el ejercicio de la Opción de Compra. A efectos de lo antes mencionado, la ARRENDATARIA se obliga a incorporar dentro de los referidos contratos derivados de las actividades inherentes al curso ordinario de sus negocios –en los ya celebrados y en los que celebre en un futuro-, una causal de resolución automática en la que se exprese que la resolución del Contrato de Retro-arrendamiento Financiero devendrá en resolución automática de los respectivos contratos.

The LESSEE shall not be able to convey or transfer the Property, rights or obligations arising herefrom, nor tax somehow the Property, sublease or transfer the possession of the Property without any previous written consent of the LESSOR, under penalty of termination of this Agreement according to Thirty-seventh Clause. All acts and agreements arising from the activities inherent to the common course of the LESSEE’s business, such as leasing, subleasing, warehousing, guarding, facilities disposition, terminal operation and management, are precluded. The list above mentioned is a mere example, therefore, all the points related to the business development shall be understood within the LESSEE’s activities.  In any case, the validity of contracts derived from activities associated with the ordinary course of business of the LESSEE will depend on the validity of the Leaseback Agreement, which, at the end of such agreement, those shall be automatically ended, unless the Leaseback Agreement concluded by the exercise of the Purchase Option. For the purposes of the foregoing, the LESSEE is obliged to incorporate into the contracts arising from the activities inherent in the ordinary course of its business -in the already concluded and those who sign in the future- an automatic cause for resolution which expresses that the termination of the Leaseback Agreement will be a cause of termination of the respective contracts.

TRIGESIMO PRIMERA.-  La entrega de títulos valores a la LOCADORA no extinguirá la obligación primitiva.  La acción derivada de la obligación primitiva será exigible en todo momento y no quedará en suspenso ni se extinguirá, aún cuando los títulos valores se hubiesen perjudicado por culpa de la LOCADORA.

THIRTY-FIRST.- The delivery of securities to the LESSOR shall not annul the original obligation. The action arising from the original obligation shall be demanding at any time and shall not be in standby or annulled, even though the securities have been affected by the LESSOR’s fault.

Las obligaciones asumidas por la ARRENDATARIA no quedarán extinguidas por efecto distinto al del pago. La ARRENDATARIA no podrá oponer compensación alguna a la LOCADORA.	The obligations assumed by the LESSEE shall not be extinguished by effect different from that of the payment. The LESSEE shall not be able to set up any compensation to the LESSOR.

TRIGESIMO SEGUNDA.- Cualquier tributo, multa, derecho o gravamen, creado o por crearse, que de acuerdo a la autoridad administrativa correspondiente, afecte a este Contrato o a los Bienes por cualquier concepto, será trasladado a la ARRENDATARIA, en las condiciones previstas en la Cláusula Décimo Séptima del presente Contrato. A dichos importes les será adicionado cualquier tributo que grave, o que en el futuro pudiera gravar al retro-arrendamiento financiero, el arrendamiento financiero o a la propiedad, uso o tenencia de los Bienes objeto del presente Contrato. Esta obligación persistirá aún después de ejercida la Opción de Compra, cuando los Bienes o el Contrato sean sujetos del Tributo, multa, derecho o gravamen, salvo que tales cargos, multas y demás hubiesen sido originadas por negligencia grave, dolo o culpa inexcusable de la LOCADORA.

THIRTY-SECOND. Any taxes, fines, rights, encumbrances already existing or to be created that, according to the corresponding administrative authority, affect this Agreement or the Property in all matters, shall be transferred to the LESSEE under conditions set forth in Seventeenth Clause hereof. Any tax, applicable or to be applicable to the leaseback, leasing or property, use or holding of the Property, subject matter hereof, shall be added to such amounts. This obligation shall survive after exercising the Purchase option, when the Property or Agreement are subject to Taxes, fines, rights or encumbrances, unless such taxes, fines and others have been caused by gross negligence, willful abuse or inexcusable fault of the LESSOR.

Asimismo, la ARRENDATARIA se obliga en forma expresa e irrevocable a restituir a la LOCADORA, de acuerdo con lo señalado por la Cláusula Décimo Séptima, cualquier suma que la administración tributaria pudiera eventualmente exigir por el Impuesto General a las Ventas y cualquier otro aplicable respecto de las Cuotas de arrendamiento financiero, más moras y multas sin reservas ni limitación alguna, aún cuando el presente Contrato hubiera llegado a su fin, salvo que tales cargos, multas y demás hubiesen sido originadas por negligencia grave, dolo o culpa inexcusable de la LOCADORA.

Likewise, the LESSEE expressly and irrevocably undertakes to compensate the LESSOR, according to Seventeenth Clause, with any amount the tax administration could eventually demand for the General Sales Tax and any other applicable tax regarding the leasing Installments, plus defaults and fines without any reservations or limitations, even though this Agreement has terminated, unless such taxes, fines and others have been caused by gross negligence, willful abuse or inexcusable fault of the LESSOR.

TRIGESIMA TERCERA.-  La ARRENDATARIA se obliga a poner a disposición de LOCADORA, cuando ésta así lo requiera, el libro de actas de sesión de su junta general de accionistas y de directorio, en cuanto resulte aplicable.
THIRTY-THIRD. The LESSEE undertakes to put at disposal of the LESSOR, as requested, its shareholders’ and board of directors’ meeting minute book, when applicable.

TRIGESIMO CUARTA.- Las comunicaciones relativas a la ejecución del presente Contrato se harán a los siguientes domicilios contractuales fijados por las partes:	THIRTY-FOURTH. Notices related to the execution of this Agreement shall be sent to the following contractual addresses agreed by the parties:

La LOCADORA: En el domicilio que se indica en el Anexo 1	The LESSOR: To the address indicated in Appendix 1

La ARRENDATARIA: En el domicilio que se indica en el Anexo 1	The LESSEE: To the address indicated in Appendix 1

En los indicados domicilios se cursarán todas las comunicaciones y notificaciones a que hubiere lugar con motivo del presente Contrato. Para que surta efectos, cualquier cambio de domicilio contractual, la parte interesada, comunicará a la otra parte el cambio de domicilio, mediante carta notarial, con una anticipación de treinta (30) Días a la fecha de cambio efectivo del domicilio.

All notifications and notices arising herefrom shall be sent to the addresses indicated. To give effect to any changes of contractual address, the interested party shall inform the other party about the change of address by notary letter and thirty (30) days in advance as of the date of effective change of address.

DE LA JURISDICCION COMPETENTE	COMPETENT JURISDICTION
TRIGESIMO QUINTA.- Las partes se someten expresamente al fuero de los jueces y tribunales del Distrito Judicial Lima-Cercado, renunciando a fuero distinto, salvo al arbitral si así lo deciden y acuerdan expresamente ambas partes.  En lo relativo a cualquier procedimiento de conciliación prejudicial que, conforme a ley, deban iniciar las partes, éstas se someten a la competencia y conocimiento del Centro de Conciliación y Arbitraje de la Cámara de Comercio de Lima.

THIRTY-FIFTH. The parties expressly submit to the jurisdiction of the judges and courts of the Judicial District of Lima-Cercado, waiving any other jurisdiction, except arbitral jurisdiction if both parties expressly agree and decide thus.  Regarding any action of prejudicial conciliation that, pursuant to law, the parties have to bring, they submit to the competence and knowledge of the Conciliation and Arbitration Center of the Lima Chamber of Commerce.

DE LA RESOLUCION	TERMINATION
TRIGESIMO SEXTA.- Para los efectos de las causales de resolución indicadas en el presente Contrato –salvo por aquellas indicadas en: (i) el numeral 36.1 de la esta Cláusula; y, (ii) en literal (b) del numeral 36.12 de esta Cláusula, las mismas que se configurarán automáticamente en los supuestos contenidos en los referidos numerales-, se considerará configurada la Causal de Resolución a partir de lo que ocurra primero entre: (i) que la ARRENDATARIA tome Conocimiento de la causal de resolución; o, (ii) que la ARRENDATARIA reciba una notificación enviada por la LOCADORA –con copia a Plainfield Special Situations Master Fund Limited y FDS Corporation S.A. (conjuntamente “Plainfield y FDS”) a la dirección indicada en el Anexo 1 de este Contrato, la misma que ha sido proporcionada por la ARRENDATARIA, entendiéndose cumplida la obligación de la LOCADORA mediante la sola remisión de la referida comunicación a dicho domicilio- dando cuenta de la ocurrencia de la causal de resolución; salvo que la referida causal de resolución hubiera sido subsanada por la ARRENDATARIA; o, en su defecto por Plainfield y FDS –a través de la ARRENDATARIA-, en un plazo no mayor de quince (15) Días Hábiles desde ocurrida el hecho descrito como causal de resolución. El plazo establecido para Plainfield y FDS establecido en esta cláusula empezará a computarse desde que Plainfield y FDS tomen Conocimiento de la ocurrencia del hecho descrito como una causal de resolución. Para efectos de este párrafo, se entenderá que Plainfield y FDS han tomado Conocimiento de dicha situación si la ARRENDATARIA tiene Conocimiento de la misma en tanto es obligación de la ARRENDATARIA informar a Plainfield y FDS de la ocurrencia de dicha causal.

THIRTY-SIXTH.  For the purpose of the Grounds for Termination mentioned herein –unless those mentioned in numeral 36.1 of this Clause; and (ii) in item (b) of numeral 36.12 of this Clause, same that shall be configured automatically in the cases mentioned in the referred numerals-, it shall be consider configure the Ground for Termination from the first (i) LESEE takes Knowledge of the ground for termination; or (ii) LESEE receives a notification sent by LESSOR –with copy to Plainfield Special Situations Master Fund Limited and FDS Corporation S.A. (jointly “Plainfield and FDS”) to the direction indicated in the Annex 1 of this Contract, the same one that has been supplied by the LESSEE, being understood completely the obligation of the LESSOR by means of the alone remission of the above-mentioned communication as said residence- -notifying the occurrence of the Ground for Termination, unless such Ground has been rectified by LESEE; or, in absence, by Plainfield and FDS –by the LESSEE- within a term no longer that fifteen (15) Working Days since the ground described for termination has occurred. The term established for Plainfield and FDS established in this clause will start since Plainfield and FDS are aware of the occurrence of the termination cause. For effects of this paragraph, it will be understood that Plainfield and FDS have been aware of the situation and the LESSEE is aware of the same since it is the obligation of the LESSEE to inform Plainfield and FDS of the occurrence of such cause.

Para aquellas obligaciones establecidas en los numerales 8.18, 8.20 y 8.21 de la Cláusula Octava del Contrato, el incumplimiento del ratio u obligación financiera, se entenderá subsanado si LA ARRENDATARIA (ya sea con fondos provenientes de Plainfield y FDS y/o cualquier otro tercero realiza un aumento de capital. Únicamente para determinar si el aumento de capital subsana el incumplimiento del ratio, al EBITDA se agregará el monto de dicho aumento  de capital efectivamente realizado (suscrito y pagado). Cualquier aumento de capital que sea realizado para subsanar el incumplimiento de ratios, no podrá ser revertido, bajo ninguna modalidad, sin la autorización previa y por escrito de la LOCADORA.

For the obligations established on numerals 8.18, 8.20 and 8.21 of the eight clause of the Agreement, the non-fulfillment of the ratios or financial obligations, will be understood rectified if THE LEESSEE (from funds which come from Plainfield and FDS and/or any other third party makes an increase of capital stock. Only to determine if the increase of capital stock rectifies the non-fulfillment of the ratio, it will be added to the EBITDA the amount of such increase of capital stock effectively made (subscribed and paid in). Any increase of capital stock made to rectify the non-fulfillment of ratios, may not be returned, under any modality, without prior written authorization of the LESSOR.

Son causales de resolución de pleno derecho, las siguientes:	Other Grounds for Termination pursuant to law are listed below:

36.1    Si la ARRENDATARIA incumple el pago de dos (02) Cuotas de arrendamiento financiero de forma consecutiva o alternada en el período de un año, o incumpliera cualquier otro pago que le corresponda efectuar de acuerdo con los Documentos del Financiamiento.
36.1 If the LESSEE fails to pay two (2) leasing Installments consecutively or in alternate way for a year term, or fails to make any other corresponding payment according to the Financing Instruments.

36.2 Si cualquiera de las Manifestaciones y Declaraciones de la ARRENDATARIA, contenidas en la Cláusula Séptima, resultase falsa.	36.2 If any of the declarations and statements of the LESSEE content in Seventh Clause, is false.

36.3 Si cualquiera de las Manifestaciones y Declaraciones de la ARRENDATARIA, contenidas en la Cláusula Séptima, resultase inexacta; salvo lo dispuesto en el artículo 209 del Código Civil.	36.3 If any of the declarations and statements of the LESSEE content in Seventh Clause, is false or imprecise; unless as established in article 209 of the Civil Code.

36.4 Si cualquiera de las Garantías otorgadas por la ARRENDATARIA a favor de la LOCADORA resultase inválida, nula o ineficaz.	36.4 If any of the Guarantees granted by the LESSEE in favor of the LESSOR, is invalid, null or ineffective.

36.5 Si cualquiera de los Documentos del Financiamiento resulta inexigible.	36.5 If any of the Financing Documents is unenforceable.

36.6 Si se producen actos de condena, embargo, expropiación, nacionalización o cualquier otra acción o evento del gobierno que afecte de manera sustancialmente adversa a la ARRENDATARIA.	36.6 If acts of condemnation, embargo, expropriation, nationalization or any other action or event of the government that significantly harm the LESSEE occur.

36.7    Si por cualquier causa la ARRENDATARIA cediera la posesión, el uso, o pusiera a disposición de terceros total o parcialmente los Bienes, sin tener el previo consentimiento por escrito de la LOCADORA salvo por aquellos supuestos expresamente previstos en este Contrato.

36.7    If, for any reason, the LESSEE transfers its possession, use, or totally or partially puts the Property at third parties’ disposal, without a previous written consent of the LESSOR, except those specifically permitted herein.

36.8    Si la ARRENDATARIA incumpliera cualquiera de las obligaciones que en este Contrato se establecen respecto al uso y mantenimiento de los Bienes, o a las obligaciones de publicidad e información a terceros.
36.8 If the LESSEE does not comply with any of the obligations established herein regarding the Property use and maintenance or the publicity and information obligations to third parties.

36.9    Si la ARRENDATARIA incumpliera con la contratación de los seguros y con el   pago de las primas correspondientes o en su defecto con el pago de los reembolsos a la LOCADORA por los pagos de las primas correspondientes o de cualquier suma generada por el pago de los seguros efectuado por la LOCADORA, de acuerdo a lo establecido en la Cláusula Vigésima Séptima.

36.9    If the LESSEE does not comply with acquiring insurances and fails to pay the corresponding premiums or even fails to pay the refunds to the LESSOR, for the payments of the corresponding premiums or of any amount arising from the payment of the insurances by the LESSOR, according to Twenty-seventh Clause.

36.10 Si la ARRENDATARIA no facilitara la inspección de los Bienes en el término máximo de tres (03) Días Hábiles de requerida para ello o no obtuviera o no conservara en vigencia los permisos, licencias y registros necesarios para el uso de los Bienes.

36.10 If the LESSEE does not facilitate the Property inspection in the maximum term of three (03) Working Days as requested, or does not obtain or keep in force the authorizations, licenses and records necessary for the Property use.

36.11 Si la ARRENDATARIA incumpliera con el pago de cualesquiera Tributos que afecte este Contrato o los Bienes, o no reembolsara, de acuerdo con la Cláusula Décimo Séptima, el importe de los Tributos que hubieran sido sufragados por la LOCADORA  con arreglo al presente Contrato.

36.11 If the LESSEE fails to pay any Taxes that affect adversely this Agreement or the Property, or does not refund, according to Seventeenth Clause, the amount of the Taxes that would have been paid in accordance with this Agreement.

36.12 Si la ARRENDATARIA (a) iniciara un proceso concursal; o (b) resultara comprendida en un procedimiento concursal iniciado por terceros, bajo cualquiera de sus modalidades previstas en la Ley General del Sistema Concursal o sus normas reglamentarias, complementarias o sustitutorias.

36.12  If the LESSEE (a) starts a bankruptcy proceeding or (b) falls into a insolvency proceeding starting by third parties, under any of its modes set forth in the General Insolvency System Law as its amendments.

36.13 Si la ARRENDATARIA incumpliera cualquiera de las obligaciones que asume en virtud del presente Contrato, en especial las establecidas en la Cláusula Octava que genere o, que en opinión razonable de la LOCADORA pudiere generar un Cambio Material Adverso.

36.13  If the LESSEE does not comply with any of the obligations assumed by virtue hereof, especially the obligations set forth in Eight Clause that generates or, in reasonable opinion of the LESSOR, may generate a material adverse change.

36.14 Si la ARRENDATARIA incumpliera cualesquiera de las obligaciones que asume en virtud de los Documentos del Financiamiento que genere o, que en opinión razonable de la LOCADORA pudiere generar un Cambio Material Adverso.

36.14  If the LESSEE does not comply with any of the obligations assumed by virtue of the Financing Instruments that generates or, in reasonable opinion of the LESSOR, may generate a material adverse change.

36.15  Si la ARRENDATARIA incumple cualquiera de las obligaciones provenientes de cualquier contrato, ya sea celebrado con la LOCADORA o con terceros, que sean distintas a las derivadas del presente Contrato, que determinen la existencia de montos impagos o contingencias que asciendan o superen los US$ 500,000.00  (Quinientos mil y 00/100 Dólares de los Estados Unidos de América) o su equivalente en Nuevos Soles, ya sea derivados de un incumplimiento único o incumplimientos que conjuntamente, en el lapso de doce (12) meses, asciendan a dicha suma. Para estos efectos, la declaración de incumplimiento y pago al acreedor perjudicado deberá ser declarada por autoridad competente en última instancia, salvo que la ARRENDATARIA no hubiera cuestionado, dentro de los plazos legales o convencionales, el incumplimiento de la obligación.

36.15  If the LESSEE does not comply with any of the obligations arising from any agreement, whether it is entered into by the LESSOR or by third parties, which are different from those derived from this Agreement and determine if there are unpaid amounts or contingencies up to or more than US$ 500,000.00 (Five Hundred Thousand and 00/100 US Dollars) or its equivalent in Nuevos Soles, arising from a single or many  payments not made that, in a period of twelve (12) months, jointly amounts to such sum. For these purposes, the noncompliance with payment and the payment to the injured creditor shall be declared by the competent authority in last resort, unless the LESSEE does not question the noncompliance of the obligation within legal or conventional terms.

36.16   Si la ARRENDATARIA se retrasara o incumpliera con el pago de cualesquier reembolso adeudado a la LOCADORA, requerido por ésta conforme a lo estipulado en la Cláusula Décimo Séptima del presente Contrato.
36.16 If the LESSEE makes a late payment or fails to pay any unpaid refund to the LESSOR, as requested, according to Seventeenth Clause hereof.

Vencido el plazo de 15 días hábiles  señalados en el primer párrafo de la presente cláusula, sin que la causal de resolución hubiese sido subsanada conforme a lo establecido en el presente Contrato, la LOCADORA otorga un plazo adicional a la ARRENDATARIA de cinco (5) Días útiles  para que la ARRENDATARIA –o Plainfield y FDS a través de la ARRENDATARIA- pueda ejercer la Opción de Compra adelantada de los Bienes en los términos y condiciones establecidos en el acápite  (ii) del numeral 26.2 de la cláusula vigésimo sexta. El ejercicio de la Opción de Compra adelantada deberá ser manifestado por escrito dentro del plazo establecido para ello en este párrafo. Para tales efectos, LA LOCADORA  deberá comunicar por escrito a LA ARRENDATARIA, con copia a Plainfield y FDS, el inicio del término para que LA ARRENDATARIA, dentro del plazo indicado en este párrafo ejerza la Opción de Compra y cumpla con  el pago en la forma establecida en este contrato.

Once the term of fifteen working days specified in the first paragraph of this clause has expired, without having been rectified the Ground for Termination pursuant to provisions set forth herein, the LESSOR grants an additional term of five (5) working days to the LESSEE –or Plainfield and FDS through the LEESSEE- in order to exercise the Purchase Option in advance of the Goods under the terms and conditions established on 26.2 (ii) of the twentieth sixth clause. The exercise in advance of the Purchase Option shall be expressed in writing during the term established for that in this paragraph. For such effects, the LESSOR shall communicate in writing to the LESSEE, with a copy to Plainfield and FDS, the beginning of option period for the LESSEE, under the term indicated in this paragraph, exercises the Purchase option and fulfills with the payment on the way established in this agreement.

Vencido el plazo establecido en el párrafo precedente sin que la ARRENDATARIA haya ejercido la Opción de Compra; o, habiéndola ejercido no cumpliese con el pago de todas y cada uno de los conceptos establecidos en el literal (ii) del numeral 26.2 de la cláusula vigésimo sexta dentro del plazo establecido en el párrafo precedente, la LOCADORA podrá proceder a la resolución contractual comunicando tal supuesto a la ARRENDATARIA, en cuyo caso la ARRENDATARIA deberá poner a disposición de la LOCADORA, los Bienes dentro de los quince (15) Días Hábiles siguientes y en las mismas condiciones de conservación en que les fueron puestos a disposición salvo el desgaste natural por el uso diligente de los Bienes; transcurrido dicho plazo y siempre que efectivamente se hubiera puesto a disposición de la LOCADORA los Bienes, la ARRENDATARIA quedará libre de cualquier responsabilidad vinculada a la entrega de los mismos. Las partes dejan expresa constancia que la resolución contractual comunicada por la LOCADORA no requiere confirmación ni conformidad previa o posterior de persona alguna y será efectiva desde el Día siguiente de recibida por la ARRENDATARIA, siempre que se hayan cumplido con todos los presupuestos establecidos en cada uno  de los instrumentos que integran los Documentos del Financiamiento.

Once the term specified in the prior paragraph has expired and the LESSEE has not exercised the Purchase Option; or, having exercised does not comply with the payment of all and each of the concepts set out in subparagraph (ii) of section 26.2 of twenty sixth clause within the term established in the preceding paragraph, LESSOR shall proceed to the contract termination communicating such case to the LESSEE, in which case the LESSEE shall put the Property at the LESSOR’s disposal within the following fifteen (15) Working Days and in the same condition as received, unless  for fair wear and tear, once the period elapses, and provided that the Property has been put at disposal of the LESSOR, the LESSEE shall be free from any responsibility related to the delivery of the same.  The parties expressly record that the decision communicated by LESSOR does not require confirmation or conformity prior or subsequent by any person and will be effective since the Day following of the receipt by LESEE, provided all the budgets established in each of the Financing Instruments have been fulfilled.

Sin perjuicio de la obligación de la ARRENDATARIA señalada en el párrafo anterior, la LOCADORA podrá, si así lo decidiera, una vez declarada por ésta la resolución del presente Contrato, tomar posesión de los Bienes en la fecha que ella estime conveniente.

Notwithstanding the LESSEE’s obligation set forth in the previous paragraph, the LESSOR shall be able, as decided, to take possession of the Property in the date it deems appropriate, once the resolution hereof is declared.

Asimismo, en caso de incumplimiento en la restitución de los Bienes, la LOCADORA podrá iniciar las acciones de devolución necesarias.	Likewise, in case of non-fulfillment of the property restitution, the LESSOR shall be able to take necessary return actions.

A menos que la resolución del Contrato se produzca por causa imputable a la LOCADORA, la ARRENDATARIA, asumirá todos los gastos que generen la puesta a disposición de los Bienes a la LOCADORA, los cuales serán pagados directamente por la ARRENDATARIA. En caso de no hacerlo, la LOCADORA los asumirá y luego los trasladará a la ARRENDATARIA, quien deberá reembolsarlos, en el término de tres (03) Días Hábiles, contados a partir del requerimiento que formule la LOCADORA a la ARRENDATARIA.

Unless the Agreement has been terminated by reasons beyond the LESSOR’s control, the LESSEE shall assume all expenses of the Property delivery, which shall be paid directly to the LESSEE. If this not occurs, the LESSOR shall assume them and then assign them to the LESSEE, who shall refund them in three (03) Working Days from the request made by the LESSOR to the LESSEE.

A partir de la fecha de resolución del presente Contrato y sin perjuicio de la recuperación inmediata de los Bienes, conforme a lo dispuesto en la presente cláusula, la LOCADORA podrá exigir, acumulativamente, el pago total de: (i) las Cuotas de arrendamiento financiero vencidas e impagas, (ii) los Intereses, (iii) los gastos en que haya incurrido la LOCADORA, incluyendo honorarios de abogados, (iv) los Tributos devengados y/o por devengarse, (v) demás obligaciones pecuniarias que se encuentren pendientes de pago; y, (vi) las Cuotas por devengarse. Todo esto, sin perjuicio del derecho de la LOCADORA a exigir el resarcimiento del daño ulterior derivado de la resolución del Contrato que pudiera surgir hasta un año (1) después de la referida resolución.

From the date of the effective termination of this Agreement and notwithstanding the immediate recovery of the Property, pursuant to this Clause, the LESSOR shall be able to demand, in cumulative way, the total payment of: (i) the overdue and unpaid leasing Installments, (ii) Interests, (iii) the expenses incurred by the LESSOR, including attorneys fees, (iv) Taxes accrued and/or to be accrued; (v) all other monetary outstanding obligations;  and, (vi) Installments to be accrued. Notwithstanding the right of the LESSOR to demand the compensation of the further damage arising from the Agreement Termination that may occur even after a year from the mentioned termination.

En cualquier caso de ejercicio anticipado de la Opción de Compra, la ARRENDATARIA reembolsará a la LOCADORA por cualquier contingencia o impacto tributario negativo que dicho hecho genere a éste.	In any case of exercise in advance of the Purchase Option, LESSEE shall reimburse the LESSOR for any contingency or negative tax impact that this act generates to LESSOR.

TRIGESIMO SEPTIMA.- La LOCADORA declara que la comisión por estructuración del contrato es aquella señalada en el Anexo 1 del Contrato, importe que es cancelado por la ARRENDATARIA a la LOCADORA a la firma del presente documento.
THIRTY-SEVENTH. The LESSOR declares that the commission for the agreement structuring is indicated in Appendix 1 hereof; amount which is paid by the LESSEE to the LESSOR upon signing hereof.

TRIGESIMO OCTAVA.- La LOCADORA declara que la comisión por desembolso es aquella señalada en el Anexo 1 del Contrato, importe que será cancelado por la ARRENDATARIA a la LOCADORA en la fecha del desembolso.
THIRTY-EIGHTH. The LESSOR declares that the commission for outlay is indicated in Appendix 1 hereof; amount which is paid by the LESSEE to the LESSOR in the outlay date.

TRIGESIMO NOVENA.- Las partes reconocen expresamente que en el supuesto que cualquiera de las cláusulas del presente Contrato adoleciera de vicio de nulidad dicha situación no determinará la nulidad del presente Contrato sino únicamente de la cláusula que se considere nula, razón por la cual el Contrato mantendrá su plena vigencia y exigibilidad. Sin perjuicio de lo antes señalado, en el supuesto que, dentro de una cláusula del Contrato, alguno de los numerales de dicha cláusula adoleciera del vicio de nulidad, dicha situación no determinará la nulidad de toda la cláusula si es que dicho numeral puede ser suprimido sin afectar la validez de la cláusula correspondiente.

THIRTY-NINETH.- The parties expressly acknowledge that if any of the clauses is in a process of annulment, such situation shall not determine the nullity hereof, but the clause that is considered null only, wherefore the Agreement shall keep in force and demanding. Notwithstanding the above mentioned, if, in a clause of the Agreement, some items of such clause are in a process of annulment, such situation shall not determine the nullity of the whole clause, only if such item may be eliminated without affecting the validity of the corresponding clause.

CUADRAGESIMA.- La ARRENDATARIA exonera a la LOCADORA y/o cualquiera de sus empresas afiliadas y/o vinculadas directa o indirectamente, así como a los accionistas, directores, gerentes, representantes, ejecutivos, funcionarios, empleados, agentes en general y asesores de aquella (en adelante “Personas con Derecho a Indemnización”), de cualquier responsabilidad que pudiera derivarse de la ejecución del presente Contrato, salvo la producida por dolo o negligencia grave de las Personas con Derecho a Indemnización.  En tal sentido, la ARRENDATARIA indemnizará y defenderá a las Personas con Derecho a Indemnización, sin reserva ni limitación alguna, frente a cualquier demanda, acción, litigio, responsabilidad contractual o extracontractual, multa, sanción, daños y perjuicios (incluyendo daño emergente, lucro cesante y daños indirectos), contingencia, costo y/o gasto, o el riesgo de los mismos, que se derive de la ejecución de este Contrato o de cualquiera de las actividades que realice la ARRENDATARIA, particularmente aquellas para las cuales utilice los Bienes. La indemnización antes mencionada se pagará siempre que tales demandas hubiesen sido debidamente declaradas por autoridad competente en última instancia.

FORTY. - The LESSEE exonerates the LESSOR and/or any of its companies direct or indirectly affiliated, as well as the shareholders, directors, managers, representatives, executives, officers, employees, agents at large and its advisers (hereinafter “Individuals with Right to Compensation”), of any responsibility that may arise from the execution hereof, except those caused by willful abuse or gross negligence by the Individuals with Right to Compensation. In such sense, the LESSEE shall compensate and defend the Individuals with Right to Compensation, without reservation or limitation, against any demand, action, lawsuit, contractual or extracontractual responsibility, fine, penalty, damages and harms (including general damage, financial loss and indirect damages), contingency, cost and/or expense, or the risks of them as a result from the execution hereof or of any other activity carried out by the LESSEE, especially those that require the use of the Property. The compensation above mentioned shall be paid provided that such demands have been duly declared by the competent authority in last resort.

40.1    En el caso que cualquiera de las Personas con Derecho a Indemnización se vea involucradas en cualquier acción, procedimiento o investigación judicial o administrativa que resulte de la ejecución de este Contrato, la ARRENDATARIA les reembolsará las costas, costos y honorarios legales y/o de otro tipo que razonablemente hayan sido incurridos para la defensa contra tales acciones, procedimientos o investigaciones. La ARRENDATARIA también indemnizará a las Personas con Derecho a Indemnización por cualquier pérdida, daño o perjuicio que sea resultado directa o indirectamente de la ejecución de este Contrato, excepto que provengan, exclusivamente, del dolo o negligencia grave de las Personas con Derecho a Indemnización, en la ejecución de este Contrato.

40.1    If any of the Individuals with Right to Compensation is involved in any legal or administrative action, proceeding or investigation that result from the execution hereof, the LESSEE shall refund them the costs and legal fees and/or other types that have been incurred for the defense against such actions, proceedings or investigations. The LESSEE shall also compensate reasonably the Individuals with Right to Compensation for any loss, damage or harm that resulted direct or indirectly from the execution hereof, unless these damages are exclusively due to willful abuse or gross negligence from the Individuals with Right to Compensation in the execution hereof.

40.2    La ARRENDATARIA acepta que, sin el consentimiento previo y por escrito de las Personas con Derecho a Indemnización, no llegará a ningún tipo de transacción, acuerdo o compromiso respecto de cualquier acción, reclamación o procedimiento, sea ésta presente o futura, que comprenda o pudiera comprender a cualquiera de las Personas con Derecho a Indemnización, según los términos de la presente cláusula, a menos que tal transacción, acuerdo o compromiso incluya una exoneración expresa, incondicional, válida y exigible de cualquier responsabilidad a dichas Personas con Derecho a Indemnización respecto de cualquier acción, reclamación o procedimiento que se derive directa o indirectamente de la ejecución de este Contrato.

40.2    The LESSEE agrees that without previous written consent of the Individuals with Right to Compensation, it shall not make any type of transaction, agreement or commitment regarding any action, claim or proceeding, whether it is present or future, that involve or could involve any of the Individuals with Right to Compensation, according to the conditions of this clause, unless such transaction, agreement or commitment includes an unconditional written exoneration, valid and unenforceable of any obligation to such Individuals with Right to Compensation regarding any action, claim or proceeding arising direct or indirectly from the execution hereof.

CUADRAGESIMO PRIMERA.- Se deja expresa constancia que el presente instrumento no está afecto a Tributos, y que los gastos notariales, los gastos registrales y demás que irroguen el presente Contrato serán cancelados directamente por ARRENDATARIA.
FORTY-FIRST. It is expressly recorded that this instrument is not subject to Taxes, and notary and registration expenses and others arisen from this Agreement, shall be directly paid by the LESSEE.

CUADRAGESIMO SEGUNDA.- Se deja expresa constancia que la ARRENDATARIA obtendrá, por su cuenta y costo, la inscripción del Contrato en el Registro Mobiliario de Contratos y demás registros públicos correspondiente a la naturaleza de los Bienes dentro de los sesenta (60) Días de suscrita la Escritura Pública a la que este Contrato de origen.

FORTY-SECOND.- It is expressly stated that the LESSEE will obtain, at its sole cost and expense, the inscription of the Contract in the Public Registry for Real Estate and other public registrations pertaining to the nature of the Goods within the sixty (60) Days subscribed the Public Registry to which this Contract of origin.

Agregue usted, señor Notario, las demás cláusulas de Ley, practique los insertos correspondientes y cuide de pasar los partes de la Escritura Pública que esta minuta origine, para su inscripción en el Registro de la Propiedad Inmueble de Lima.
Mr. Notary, please insert any other clauses of law and corresponding inserts and send the Public Deed reports arising from this minute for its registration in the Real Estate Registry of Lima.

Lima, [•] de [•]del 2009	Lima, [•],[•], 2009